================================================================================




                          AGREEMENT AND PLAN OF MERGER


                            DATED AS OF MAY 31, 1998


                                      AMONG


                       AMERICAN HOME PRODUCTS CORPORATION,


                                  MA SUB, INC.


                                       AND


                                MONSANTO COMPANY




================================================================================

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
                                    ARTICLE I

                   THE MERGER................................................ 2
1.1      The Merger.........................................................  2
1.2      Closing............................................................  2
1.3      Effective Time.....................................................  2
1.4      Effects of the Merger..............................................  2
1.5      Certificate of Incorporation.......................................  2
1.6      By-Laws............................................................  3
1.7      Officers and Directors of Surviving Corporation and Newco..........  3
1.8      Effect on Capital Stock............................................  3
1.9      Monsanto Stock Options.............................................  4
1.10     Certain Adjustments................................................  5

                                   ARTICLE II

                             EXCHANGE OF CERTIFICATES.......................  5
2.1      Exchange Fund......................................................  5
2.2      Exchange Procedures................................................  5
2.3      Distributions with Respect to Unexchanged Shares...................  6
2.4      No Further Ownership Rights in Monsanto Common Stock...............  6
2.5      No Fractional Shares of AHP Common Stock...........................  7
2.6      Termination of Exchange Fund.......................................  7
2.7      No Liability.......................................................  7
2.8      Investment of the Exchange Fund....................................  8
2.9      Lost Certificates..................................................  8
2.10     Withholding Rights.................................................  8
2.11     Further Assurances.................................................  8
2.12     Stock Transfer Books...............................................  8
2.13     Affiliates.........................................................  9

                                   ARTICLE III

                           REPRESENTATIONS AND WARRANTIES...................  9
3.1      Representations and Warranties of AHP..............................  9
         (a)     Organization, Standing and Power; Subsidiaries.............  9
         (b)     Capital Structure.......................................... 10
         (c)     Authority; No Conflicts.................................... 11
         (d)     Reports and Financial Statements........................... 12
         (e)     Information Supplied....................................... 13
         (f)     Board Approval............................................. 13
         (g)     Vote Required.............................................. 14

         (h)     Litigation; Compliance with Laws........................... 14
         (i)     Absence of Certain Changes or Events....................... 14
         (j)     Environmental Matters...................................... 15
         (k)     Intellectual Property...................................... 16
         (l)     Brokers or Finders......................................... 16
         (m)     Opinion of AHP Financial Advisor........................... 17
         (n)     Accounting Matters......................................... 17
         (o)     Taxes...................................................... 17
         (p)     Certain Contracts.......................................... 17
         (q)     Specified Litigation....................................... 17
3.2      Representations and Warranties of Monsanto.  ...................... 18
         (a)     Organization, Standing and Power; Subsidiaries............. 18
         (b)     Capital Structure.......................................... 19
         (c)     Authority; No Conflicts.................................... 20
         (d)     Reports and Financial Statements........................... 21
         (e)     Information Supplied....................................... 22
         (f)     Board Approval............................................. 22
         (g)     Vote Required.............................................. 22
         (h)     Litigation; Compliance with Laws........................... 23
         (i)     Absence of Certain Changes or Events....................... 23
         (j)     Environmental Matters...................................... 23
         (k)     Intellectual Property...................................... 24
         (l)     Rights Agreement........................................... 24
         (m)     Brokers or Finders......................................... 24
         (n)     Opinions of Monsanto Financial Advisors.................... 25
         (o)     Accounting Matters......................................... 25
         (p)     Taxes...................................................... 25
         (q)     Certain Contracts.......................................... 25
         (r)     Specified Litigation....................................... 25
3.3      Representations and Warranties of AHP and Merger Sub............... 26
         (a)     Organization............................................... 26
         (b)     Corporate Authorization.................................... 26
         (c)     Non-Contravention.......................................... 26
         (d)     No Business Activities..................................... 26

                                   ARTICLE IV

                      COVENANTS RELATING TO CONDUCT OF BUSINESS............. 26
4.1      Covenants of AHP.  ................................................ 26
         (a)     Ordinary Course............................................ 27
         (b)     Dividends; Changes in Share Capital........................ 27
         (c)     Issuance of Securities..................................... 27
         (d)     Governing Documents........................................ 28
         (e)     No Acquisitions............................................ 28

         (f)     No Dispositions............................................ 28
         (g)     Investments; Indebtedness.................................. 28
         (h)     Pooling; Tax-Free Qualification............................ 29
         (i)     Compensation............................................... 29
         (j)     Accounting Methods; Income Tax Elections................... 29
         (k)     Certain Agreements......................................... 29
4.2      Covenants of Monsanto.............................................. 29
         (a)     Ordinary Course............................................ 30
         (b)     Dividends; Changes in Share Capital........................ 30
         (c)     Issuance of Securities..................................... 30
         (d)     Governing Documents........................................ 31
         (e)     No Acquisitions............................................ 31
         (f)     No Dispositions............................................ 31
         (g)     Investments; Indebtedness.................................. 32
         (h)     Pooling; Tax-Free Qualification............................ 32
         (i)     Compensation............................................... 32
         (j)     Accounting Methods; Income Tax Elections................... 32
         (k)     Certain Agreements......................................... 32
         (l)     Rights Agreement........................................... 33
4.3      Governmental Filings............................................... 33
4.4      Control of Other Party's Business.................................. 33

                                    ARTICLE V

                ADDITIONAL AGREEMENTS....................................... 33
5.1      Preparation of Proxy Statement; Stockholders Meetings.............. 33
5.2      Newco Board of Directors; Office of the Chairman; Name............. 36
5.3      Access to Information.............................................. 36
5.4      Reasonable Best Efforts............................................ 36
5.5      Acquisition Proposals.............................................. 38
5.6      Employee Benefits Matters.......................................... 39
5.7      Fees and Expenses.................................................. 41
5.8      Directors' and Officers' Indemnification and Insurance............. 41
5.9      Specified Litigation............................................... 42
5.10     Public Announcements............................................... 42
5.11     Accountant's Letters............................................... 42
5.12     Listing of Shares of AHP Common Stock.............................. 43
5.13     Dividends.......................................................... 43
5.14     Affiliates......................................................... 43
5.15     Employment Agreements.............................................. 44

                                   ARTICLE VI

                 CONDITIONS PRECEDENT....................................... 44
6.1      Conditions to Each Party's Obligation to Effect the Merger......... 44
         (a)     Stockholder Approval....................................... 44
         (b)     No Injunctions or Restraints, Illegality................... 44
         (c)     HSR Act.................................................... 44
         (d)     Governmental and Regulatory Approvals...................... 44
         (e)     NYSE Listing............................................... 45
         (f)     Effectiveness of the Form S-4.............................. 45
         (g)     Pooling.................................................... 45
6.2      Additional Conditions to Obligations of AHP and Merger Sub......... 45
         (a)     Representations and Warranties............................. 45
         (b)     Performance of Obligations of Monsanto.  .................. 46
         (c)     Tax Opinion................................................ 46
         (d)     Rights Agreement........................................... 46
6.3      Additional Conditions to Obligations of Monsanto.  ................ 46
         (a)     Representations and Warranties............................. 46
         (b)     Performance of Obligations of AHP.  ....................... 46
         (c)     Tax Opinion................................................ 47

                                   ARTICLE VII

                              TERMINATION AND AMENDMENT..................... 47
7.1      Termination........................................................ 47
7.2      Effect of Termination.............................................. 52
7.3      Amendment.......................................................... 56
7.4      Extension; Waiver.................................................. 56

                                  ARTICLE VIII

                 GENERAL PROVISIONS......................................... 56
8.1      Non-Survival of Representations, Warranties and Agreements......... 56
8.2      Notices............................................................ 56
8.3      Interpretation..................................................... 57
8.4      Counterparts....................................................... 57
8.5      Entire Agreement; No Third Party Beneficiaries..................... 58
8.6      Governing Law...................................................... 58
8.7      Severability....................................................... 58
8.8      Assignment......................................................... 58
8.9      Submission to Jurisdiction; Waivers................................ 58
8.10     Enforcement........................................................ 59
8.11     Definitions........................................................ 59

                                LIST OF EXHIBITS


Exhibit           Title
-------           -----

1.5               Form of Amended and Restated Certificate of Incorporation of
                  Surviving Corporation
1.6(a)            Form of By-Laws of Surviving Corporation
1.6(b)            Form of Amendments to By-Laws of AHP
1.7               Board of Directors of Surviving Corporation
5.2(a)            Board of Directors and Office of the Chairmen of Newco
5.14              Form of Affiliate Letter
6.2(c)(1)         Form of AHP Tax Opinion
6.2(c)(2)         Form of AHP Representations Letter
6.2(c)(3)         Form of Monsanto Representations Letter
6.3(c)(1)         Form of Monsanto Tax Opinion

                  AGREEMENT AND PLAN OF MERGER, dated as of May 31, 1998 (this "Agreement"), among AMERICAN HOME PRODUCTS CORPORATION, a Delaware corporation ("AHP"), MA SUB, INC., a Delaware corporation and a direct wholly-owned subsidiary of AHP ("Merger Sub"), and MONSANTO COMPANY, a Delaware corporation ("Monsanto").


                              W I T N E S S E T H:


                  WHEREAS, the Boards of Directors of Monsanto and AHP deem it advisable and in the best interests of each corporation and its respective stockholders that Monsanto and AHP engage in a business combination as peer firms in a merger of equals in order to advance the long-term strategic business interests of Monsanto and AHP;

                  WHEREAS, the combination of Monsanto and AHP shall be effected by the terms of this Agreement through a merger as outlined below (the "Merger");

                  WHEREAS, in furtherance thereof, the respective Boards of Directors of Monsanto and AHP have approved the Merger, upon the terms and subject to the conditions set forth in this Agreement, pursuant to which each share of common stock, par value $2.00 per share, of Monsanto ("Monsanto Common Stock") issued and outstanding immediately prior to the Effective Time (as defined in Section 1.3), other than shares owned or held directly or indirectly by AHP or directly or indirectly by Monsanto, will be converted into the right to receive shares of common stock, par value $0.33 1/3 per share, of AHP ("AHP Common Stock") as set forth in Section 1.8;

                  WHEREAS, for Federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations promulgated thereunder; and

                  WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests transaction under United States generally accepted accounting principles ("GAAP").

                  NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                   THE MERGER

                  1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), Merger Sub shall be merged with and into Monsanto at the Effective Time. Following the Merger, the separate corporate existence of Merger Sub shall cease and Monsanto shall continue as the surviving corporation (the "Surviving Corporation") under a new name to be mutually agreed upon by Monsanto and AHP prior to the Effective Time.

                  1.2 Closing. Subject to the satisfaction or waiver (subject to applicable law) of the conditions set forth in Article VI, the closing of the Merger and the transactions contemplated by this Agreement (the "Closing") will take place on the second Business Day after the Determination Date (as defined in Section 7.1(h)); provided, that if an AHP Stock Decline (as defined in
Section 7.1(h)) or a Monsanto Stock Decline (as defined in Section 7(i)) shall have occurred, the Closing will, subject to the foregoing, take place on the seventh Business Day after the Determination Date, unless this Agreement has been theretofore terminated pursuant to its terms, unless another time or date is agreed to in writing by the parties hereto (the actual time and date of the Closing being referred to herein as the "Closing Date"). The Closing shall be held at the offices of Simpson Thacher & Bartlett, 425 Lexington Avenue, New York, New York, 10017, unless another place is agreed to in writing by the parties hereto.

                  1.3 Effective Time. As soon as practicable following the satisfaction of the conditions set forth in Article VI, at the Closing the parties shall (i) file a certificate of merger (the "Certificate of Merger") in such form as is required by and executed in accordance with the relevant provisions of the DGCL and (ii) make all other filings or recordings required under the DGCL. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as AHP and Monsanto shall agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the "Effective Time").

                  1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of Monsanto and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of Monsanto and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  1.5 Certificate of Incorporation. (a) The certificate of incorporation of Monsanto, as in effect immediately prior to the Effective Time, shall be amended and restated so as to read in its entirety in the form set forth as Exhibit 1.5 and, as so amended and restated , shall be the certificate of incorporation of the Surviving Corporation, until thereafter changed or amended as provided therein or by applicable law.

                  (b) The certificate of incorporation of AHP shall be amended effective as of the Effective Time to change its name as provided in Section 5.2(b) pursuant to Section 253(b) of the DGCL.

                  1.6 By-laws. (a) The by-laws in the form attached as Exhibit 1.6(a) shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

                  (b) The by-laws of AHP shall be amended effective as of the Effective Time to the effect provided in Exhibit 1.6(b), with such changes therein as the parties may mutually agree.

                  1.7 Officers and Directors of Surviving Corporation and Newco. The officers of Monsanto as of the Effective Time shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or otherwise ceasing to be an officer or until their respective successors are duly elected and qualified, as the case may be. The directors of the Surviving Corporation as of the Effective Time shall be as provided in Exhibit 1.7, which individuals will serve as directors of the Surviving Corporation until the earlier of their resignation or removal or otherwise ceasing to be a director or until their respective successors are duly elected and qualified. The officers and directors of AHP as of the Effective Time, which shall change its name as of the Effective Time to a new name to be mutually agreed upon by Monsanto and AHP prior to the Effective Time ("Newco"), will be as provided in Section 5.2.

                  1.8 Effect on Capital Stock.

                  (a) At the Effective Time by virtue of the Merger and without any action on the part of the holder thereof, each share of Monsanto Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Monsanto Common Stock owned by AHP or Merger Sub or held by Monsanto, all of which shall be canceled as provided in Section 1.8(c)) shall be converted into the right to receive 1.15 shares (the "Exchange Ratio") of AHP Common Stock (together with any cash in lieu of fractional shares of AHP Common Stock to be paid pursuant to Section 2.5, the "Merger Consideration").

                  (b) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of Monsanto Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such shares of Monsanto Common Stock (a "Certificate") shall thereafter cease to have any rights with respect to such shares of Monsanto Common Stock, except as provided herein or by law.

                  (c) Each share of Monsanto Common Stock issued and owned or held by AHP, Merger Sub or Monsanto at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of AHP or other consideration shall be delivered in exchange therefor.

                  (d) Each share of common stock, par value $0.01 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall remain issued, outstanding and unchanged as validly issued, fully paid and nonassessable shares of common stock, par value $0.01 per share, of the Surviving Corporation as of the Effective Time.

                  1.9  Monsanto Stock Options.

                  (a) On or prior to the Effective Time, Monsanto will take all action necessary such that each Monsanto Stock Option (as defined in Section 3.2(b)) that was granted pursuant to the Monsanto Stock Option Plans (as defined in Section 3.2(b)) prior to the Effective Time and which remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire shares of Monsanto Common Stock and shall be converted, at the Effective Time, into an option to acquire, on the same terms and conditions as were applicable under the Monsanto Stock Option, that number of shares of AHP Common Stock determined by multiplying the number of shares of Monsanto Common Stock subject to such Monsanto Stock Option by the Exchange Ratio, rounded, if necessary, to the nearest whole share of AHP Common Stock, at a price per share (rounded to the nearest one-hundredth of a cent) equal to the per share exercise price specified in such Monsanto Stock Option divided by the Exchange Ratio; provided, however, that in the case of any Monsanto Stock Option to which
Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the option price, the number of shares subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code.

                  (b) As soon as practicable after the Effective Time, Newco shall deliver to the holders of Monsanto Stock Options appropriate notices setting forth such holders' rights pursuant to the Monsanto Stock Option Plans (including that, by virtue of the Merger and pursuant to the terms of the Monsanto Stock Option Plans, the Monsanto Stock Options have become fully vested and exercisable) and the agreements evidencing the grants of such Monsanto Stock Options shall continue in effect on the same terms and conditions (subject to the adjustments required by this Section 1.9 after giving effect to the Merger and the terms of the Monsanto Stock Option Plans). To the extent permitted by law, Newco shall comply with the terms of the Monsanto Stock Option Plans and shall take such reasonable steps as are necessary or required by, and subject to the provisions of, such Monsanto Stock Option Plans, to have the Monsanto Stock Options which qualified as incentive stock options prior to the Effective Time continue to qualify as incentive stock options of Newco after the Effective Time.

                  (c) Newco shall take all corporate action necessary to reserve for issuance a sufficient number of shares of AHP Common Stock for delivery upon exercise of Monsanto Stock Options in accordance with this Section 1.9. Promptly after the Effective Time, Newco shall file a registration statement on Form S-3 or Form S-8, as the case may be (or any successor or other appropriate forms), with respect to the shares of AHP Common Stock subject to such options and shall use commercially reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. With respect to those individuals who subsequent to the Merger will be subject to the reporting requirements under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), where applicable, Newco shall administer the Monsanto Stock Option Plans in a manner consistent with the exemptions provided by Rule 16b-3 promulgated under the Exchange Act.


                  1.10 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding AHP Common Stock or Monsanto Common Stock shall have been changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to provide to the holders of Monsanto Common Stock the same economic effect as contemplated by this Agreement prior to such event.


                                   ARTICLE II

                            EXCHANGE OF CERTIFICATES

                  2.1 Exchange Fund. Prior to the Effective Time, AHP shall appoint a commercial bank or trust company reasonably acceptable to Monsanto having net capital of not less than $100,000,000, or a subsidiary thereof, to act as exchange agent hereunder for the purpose of exchanging Certificates for the Merger Consideration (the "Exchange Agent"). At or prior to the Effective Time, AHP shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Monsanto Common Stock, certificates representing the AHP Common Stock issuable pursuant to Section 1.8 in exchange for outstanding shares of Monsanto Common Stock. AHP agrees to make available to the Exchange Agent from time to time as needed, cash sufficient to pay cash in lieu of fractional shares pursuant to Section 2.5 and any dividends and other distributions pursuant to Section 2.3. Any cash and certificates of AHP Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the "Exchange Fund".

                  2.2 Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as AHP may reasonably specify and (ii) instructions for effecting the surrender of such Certificates in exchange for the applicable Merger Consideration. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of AHP Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Monsanto Common Stock then held by such holder) and (B) a check in the amount equal to the cash that such holder has the right to receive pursuant to the provisions of this
Article II, including cash in lieu of any fractional shares of AHP Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to
Section 2.3. No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5. In the event of a transfer of ownership of Monsanto Common Stock which is not registered in the transfer records of Monsanto, one or more shares of AHP Common Stock evidencing, in the aggregate, the proper number of shares of AHP Common Stock, a check in the proper amount of cash in lieu of any fractional shares of AHP Common Stock pursuant to Section
2.5 and any dividends or other distributions to which such holder is entitled pursuant to Section 2.3, may be issued with respect to such Monsanto Common Stock to such a transferee if the Certificate representing such shares of Monsanto Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

                  2.3 Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made with respect to shares of AHP Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of AHP Common Stock that such holder would be entitled to receive upon surrender of such Certificate and no cash payment in lieu of fractional shares of AHP Common Stock shall be paid to any such holder pursuant to Section 2.5 until such holder shall surrender such Certificate in accordance with Section 2.2. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to such holder of shares of AHP Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of AHP Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of AHP Common Stock, and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of AHP Common Stock.

                  2.4 No Further Ownership Rights in Monsanto Common Stock. All shares of AHP Common Stock issued and cash paid upon conversion of shares of Monsanto Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Monsanto Common Stock.

                  2.5 No Fractional Shares of AHP Common Stock.

                  (a) No certificates or scrip or shares of AHP Common Stock representing fractional shares of AHP Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates and such fractional share interests will not entitle the owner thereof to vote or to have any rights of a shareholder of AHP or a holder of shares of AHP Common Stock.

                  (b) Notwithstanding any other provision of this Agreement, each holder of shares of Monsanto Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of AHP Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of AHP Common Stock multiplied by (ii) the closing price for a share of AHP Common Stock on the New York Stock Exchange, Inc. ("NYSE") Composite Transactions Tape on the date of the Effective Time or, if such date is not a Business Day, the Business Day immediately following the date on which the Effective Time occurs. As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify AHP, and AHP shall cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

                  2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of Certificates for six months after the Effective Time shall be delivered to the Surviving Corporation or otherwise on the instruction of the Surviving Corporation, and any holders of the Certificates who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation and AHP for the Merger Consideration with respect to the shares of Monsanto Common Stock formerly represented thereby to which such holders are entitled pursuant to Section 1.8 and Section 2.2, any cash in lieu of fractional shares of AHP Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of AHP Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Monsanto Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity (as defined in Section 3.1(c)(iii)) shall, to the extent permitted by law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

                  2.7 No Liability. None of AHP, Merger Sub, Monsanto, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by the Surviving Corporation on a daily basis. Any interest and other income resulting from such investments shall promptly be paid to the Surviving Corporation.

                  2.9 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will deliver in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration with respect to the shares of Monsanto Common Stock formerly represented thereby, any cash in lieu of fractional shares of AHP Common Stock, and unpaid dividends and distributions on shares of AHP Common Stock deliverable in respect thereof, pursuant to this Agreement.

                  2.10 Withholding Rights. Each of the Surviving Corporation and AHP shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Monsanto Common Stock such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or AHP, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Monsanto Common Stock in respect of which such deduction and withholding was made by the Surviving Corporation or AHP, as the case may be.

                  2.11 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of Monsanto or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of Monsanto or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

                  2.12 Stock Transfer Books. The stock transfer books of Monsanto shall be closed immediately upon the Effective Time and there shall be no further registration of transfers of shares of Monsanto Common Stock thereafter on the records of Monsanto. On or after the Effective Time, any Certificates presented to the Exchange Agent or AHP for any reason shall be converted into the Merger Consideration with respect to the shares of Monsanto Common Stock formerly represented thereby, any cash in lieu of fractional shares of AHP Common Stock to which the holders thereof are entitled pursuant to
Section 2.5 and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

                  2.13 Affiliates. Notwithstanding anything to the contrary herein, no shares of AHP Common Stock or cash shall be delivered to a Person who may be deemed an "affiliate" of Monsanto in accordance with Section 5.14 hereof for purposes of Rule 145 under the Securities Act of 1933, as amended (the "Securities Act") or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles
Board and applicable rules and regulations of the Securities and Exchange Commission (the "SEC") until such Person has executed and delivered an Affiliate Agreement (as defined in Section 5.14) to AHP.


                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

                  3.1 Representations and Warranties of AHP. Except as set forth in the AHP Disclosure Schedule delivered by AHP to Monsanto prior to the execution of this Agreement (the "AHP Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein) AHP represents and warrants to Monsanto as follows:

                  (a) Organization, Standing and Power; Subsidiaries.

                          (i) Each of AHP and each of its Subsidiaries (as defined in Section 8.11) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on AHP, and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on AHP. The copies of the certificate of incorporation and by-laws of AHP which were previously furnished or made available to Monsanto are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                          (ii) Exhibit 21 to AHP's Annual Report on Form 10-K for the year ended December 31, 1997 includes all the Subsidiaries of AHP which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by AHP, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively "Liens") and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in the AHP SEC Reports, as of the date of this Agreement, neither AHP nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity (other than Subsidiaries), that is or would reasonably be expected to be material to AHP and its Subsidiaries taken as a whole.

                  (b)  Capital Structure.

                          (i) As of May 26, 1998, the authorized capital stock of AHP consisted of (A) 2,400,000,000 shares of AHP Common Stock of which 1,314,414,504 shares were outstanding and 107,498,740 shares were held in the treasury of AHP and (B) 5,000,000 shares of Preferred Stock, par value $2.50 per share, of which 27,717 shares designated as $2 Convertible Preferred Stock (the "$2 Convertible Preferred Stock") were outstanding. As of May 26, 1998, AHP had reserved or has available 997,812 shares of AHP Common Stock for issuance upon conversion of the $2 Convertible Preferred Stock. Since May 26, 1998 to the date of this Agreement, there have been no issuances of shares of the capital stock of AHP or any other securities of AHP other than issuances of shares upon conversion of the $2 Convertible Preferred Stock or pursuant to options or rights outstanding as of May 26, 1998 under the Benefit Plans (as defined in Section 8.11(a)) of AHP. All issued and outstanding shares of the capital stock of AHP are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of May 26, 1998 no options, warrants or other rights to acquire capital stock from AHP other than options representing in the aggregate the right to purchase 80,904,028 shares of AHP Common Stock (collectively, the "AHP Stock Options") under AHP's 1980 Stock Option Plan, AHP's 1985 Stock Option Plan, AHP's Management Incentive Plan, AHP's 1990 Stock Incentive Plan, AHP's 1993 Stock Incentive Plan and AHP's 1996 Stock Incentive Plan (collectively, the "AHP Stock Option Plans"). Section 3.1(b) of the AHP Disclosure Schedule sets forth a complete and correct list, as of May 26, 1998, of the number of shares of AHP Common Stock subject to AHP Stock Options or other rights to purchase or receive AHP Common Stock granted under the AHP Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from AHP have been issued or granted since May 26, 1998 to the date of this Agreement.

                          (ii) No bonds, debentures, notes or other indebtedness of AHP having the right to vote on any matters on which holders of capital stock of AHP may vote ("AHP Voting Debt") are issued or outstanding.

                          (iii) Except as otherwise set forth in this Section 3.1(b) and as contemplated by Section 1.8 and Section 1.9, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which AHP or any of its Subsidiaries is a party or by which any of them is bound obligating AHP or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of AHP or any of its Subsidiaries or obligating AHP or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of AHP, any of its Subsidiaries or, to the knowledge of AHP, any of its Majority Owned Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of AHP, any of its Subsidiaries or any of its Majority Owned Affiliates.

                  (c) Authority; No Conflicts.

                          (i)  AHP  has  all  requisite   corporate   power  and
         authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject, in the case of the issuance of the shares of AHP Common Stock to be issued in the Merger (the "Share Issuance"), to the approval by the stockholders of AHP of the Share Issuance by the Required AHP Vote (as defined in Section 3.1(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of AHP, subject in the case of the Share Issuance, to the approval by the stockholders of AHP of the Share Issuance by the Required AHP Vote. This Agreement has been duly executed and delivered by AHP and constitutes a valid and binding agreement of AHP, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                          (ii) The execution and delivery of this Agreement by AHP does not or will not, as the case may be, and the consummation by AHP of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or constitute a default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation or the loss of a material benefit under, or the creation of a lien, pledge, security interest, charge or other encumbrance on any assets (any such conflict, violation, default, right of termination, amendment, cancellation or acceleration, loss or creation, a "Violation") pursuant to: (A) any provision of the certificate of incorporation or by-laws of AHP, any material Subsidiary of AHP or, to the knowledge of AHP, any of its Majority Owned Affiliates, or (B) except as would not reasonably be expected to have a Material Adverse Effect on AHP or, to the knowledge of AHP, Newco following the Merger, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to AHP, any Subsidiary of AHP or, to the knowledge of AHP, any of its Majority Owned Affiliates, or their respective properties or assets.

                          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (a "Governmental Entity"), is required by or with respect to AHP or any Subsidiary of AHP in connection with the execution and delivery of this Agreement by AHP or the consummation of the Merger and the other transactions contemplated hereby, except for those required under or in relation to (A) the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), (B) state securities or "blue sky" laws (the "Blue Sky Laws"), (C) the Securities Act, (D) the Exchange Act, (E) the DGCL with respect to the filing of the Certificate of Merger, (F) rules and regulations of the NYSE, (G) antitrust or other competition laws of other jurisdictions, and (H) such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on AHP. Consents, approvals, orders, authorizations, registrations, declarations and filings required under or in relation to any of the foregoing clauses (A) through (G) are hereinafter referred to as "Necessary Consents".

                  (d) Reports and Financial Statements.

                          (i) AHP has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, including all exhibits thereto, the "AHP SEC Reports"). No Subsidiary of AHP is required to file any form, report, registration statement, prospectus or other document with the SEC. None of the AHP SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The AHP SEC Reports together with any public announcements in a news release issued by the Dow Jones news service or any equivalent service (a "Dow Jones News Release") made by AHP after the date hereof, taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. Each of the financial statements (including the related notes) included in the AHP SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of AHP and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such AHP SEC Reports, as of their respective dates (and as of the date of any amendment to the respective AHP SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                          (ii) Except as disclosed in the AHP SEC Reports filed prior to the date hereof, since December 31, 1997, AHP and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of AHP and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not reasonably be expected to have a Material Adverse Effect on AHP.

                  (e) Information Supplied.

                          (i) None of the information supplied or to be supplied by AHP for inclusion or incorporation by reference in (A) the Form S-4 (as defined in Section 5.1) will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (B) the Joint Proxy Statement/Prospectus (as defined in Section 5.1) will, on the date it is first mailed to Monsanto stockholders or AHP stockholders or at the time of the Monsanto Stockholders Meeting or the AHP Stockholders Meeting (each as defined in Section 5.1), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                          (ii)  Notwithstanding the foregoing provisions of this
         Section 3.1(e), no representation or warranty is made by AHP with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by Monsanto for inclusion or incorporation by reference therein.

                  (f) Board Approval. The Board of Directors of AHP, by resolutions duly adopted by unanimous vote at a meeting duly called and held and not subsequently rescinded or modified in any way (the "AHP Board Approval"), has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of AHP and its stockholders, (ii) approved this Agreement, the Merger and the Share Issuance and (iii) recommended that the stockholders of

AHP approve the Share Issuance and directed that the Share Issuance be submitted for consideration by AHP's stockholders at the AHP Stockholders Meeting. The AHP Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of AHP, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                  (g) Vote Required. The affirmative vote of holders of shares of AHP Common Stock and shares of $2 Convertible Preferred Stock, voting together as a single class, representing a majority of the total votes cast at a meeting of the holders of outstanding shares of AHP Common Stock and outstanding shares of $2 Convertible Preferred Stock (the "Required AHP Vote"), is the only vote of the holders of any class or series of AHP capital stock necessary to approve the transactions contemplated by the Merger Agreement and the Merger and the Share Issuance.

                  (h) Litigation; Compliance with Laws.

                          (i) Except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of AHP, threatened, against or affecting AHP or any Subsidiary of AHP having, or which would reasonably be expected to have a Material Adverse Effect on AHP, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against AHP or any Subsidiary of AHP having, or which reasonably would be expected to have a Material Adverse Effect on AHP.

                          (ii) Except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement and except as would not reasonably be expected to have a Material Adverse Effect on AHP, AHP and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of AHP and its Subsidiaries, taken as a whole (the "AHP Permits"). AHP and its Subsidiaries are in compliance with the terms of the AHP Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on AHP. Except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement, the businesses of AHP and its Subsidiaries are not being conducted in violation of, and AHP has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on AHP.

                  (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.1, since December 31, 1997, AHP and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on AHP or (ii) any action taken by AHP or any of its Subsidiaries during the period from December 31, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.1.

                  (j) Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on AHP and except as disclosed in the AHP SEC Reports filed prior to the date of this Agreement (i) the operations of AHP and its Subsidiaries have been and are in compliance with all Environmental Laws and with all licenses required by Environmental Laws (as defined below),
(ii) there are no pending or, to the knowledge of AHP, threatened, actions, suits, claims, investigations or other proceedings (collectively, "Actions") under or pursuant to Environmental Laws against AHP or its Subsidiaries or involving any real property currently or, to the knowledge of AHP, formerly owned, operated or leased by AHP or its Subsidiaries, (iii) AHP and its Subsidiaries are not subject to any Environmental Liabilities (as defined below), and, to the knowledge of AHP, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of AHP, formerly owned, operated or leased by AHP or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of AHP all real property operated or leased by AHP or its Subsidiaries is free of contamination from Hazardous Material (as defined below) that would have an adverse effect on human health or the environment and (v) there is not now, nor, to the knowledge of AHP, has there been in the past, on, in or under any real property owned, leased or operated by AHP or any of its predecessors (a) any underground storage tanks regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials, (b) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

                  As used in this Agreement, "Environmental Laws" means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decisions, injunctions, orders, decrees, requirements of any Governmental Entity, any and all common law requirements, rules and bases of liability regulating, relating to or imposing liability or standards of conduct concerning pollution, Hazardous Materials or protection of human health, safety or the environment, as currently in effect and includes the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. [Section] 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. [Section] 1801 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. [Section] 6901 et seq., the Clean Water Act, 33 U.S.C. [Section] 1251 et seq., the Clean Air Act, 33 U.S.C. [Section] 2601 et seq., the Toxic Substances Control Act, 15 U.S.C. [Section] 2601 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C., [Section] 136 et seq., Occupational Safety and Health Act 29 U.S.C. [Section] 651 et seq. and the Oil Pollution Act of 1990, 33 U.S.C. [Section] 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state or local statutes. As used in this Agreement, "Environmental Liabilities" with respect to any person means any and all liabilities of or relating to such person or any of its Subsidiaries (including any entity which is, in whole or in part, a predecessor of such person or any of such Subsidiaries), whether vested or unvested, contingent or fixed, actual or potential, known or unknown, which (i) arise under or relate to matters covered by Environmental Laws and (ii) relate to actions occurring or conditions existing on or prior to the Closing Date. As used in this Agreement, "Hazardous Materials" means any hazardous or toxic substances, materials or wastes, defined, listed, classified or regulated as such in or under any Environmental Laws which includes petroleum, petroleum products, friable asbestos, urea formaldehyde and polychlorinated biphenyls.

                  (k) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on AHP and except as disclosed in the AHP SEC Reports filed prior to the date of the Agreement: (a) AHP and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property (as defined below) used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by AHP and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which AHP or any Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of AHP, no Person is challenging, infringing on or otherwise violating any right of AHP or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to AHP or its Subsidiaries; and (d) neither AHP nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by AHP and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by AHP or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property. For purposes of this Agreement, "Intellectual Property" shall mean trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including, without limitation, divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any person; writings and other works, whether copyrightable or not, in any jurisdiction; registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; any similar intellectual property or proprietary rights; and any claims or causes of action arising out of or relating to any infringement or misappropriation of any of the foregoing.

                  (l) Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of AHP, except Bear, Stearns & Co. Inc. (the "AHP Financial Advisor"), whose fees and expenses will be paid by AHP in accordance with AHP's agreement with such firm, a copy of which has been provided to Monsanto.

                  (m) Opinion of AHP Financial Advisor. AHP has received the opinion of the AHP Financial Advisor, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to AHP and its stockholders, a copy of which opinion has been made available to Monsanto.

                  (n) Accounting Matters. To the knowledge of AHP, neither AHP nor any of its affiliates has taken or agreed to take any action that would prevent AHP from accounting for the Merger as a "pooling of interests". At or prior to the date hereof, AHP has received a letter from its independent public accountants addressed to AHP, with a copy to Monsanto, to the effect that, based upon representations provided by AHP and Monsanto and a poolability letter from the independent public accountants of Monsanto, accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is consummated and closed as contemplated by this Agreement.

                  (o) Taxes. Each of AHP and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on AHP. For purposes of this
Agreement: (i) "Tax" (and, with correlative meaning, "Taxes") means any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any governmental authority and
(ii) "Tax Return" means any return, report or similar statement required to be filed with respect to any Tax (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

                  (p) Certain Contracts. As of the date hereof, except as set forth in the AHP SEC Reports filed prior to the date of this Agreement, neither AHP nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts AHP or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that would, after the Effective Time, to the Knowledge of AHP, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                  (q) Specified Litigation. As of the date hereof, AHP has provided to Monsanto prior to the execution of this Agreement all information Known to AHP which is relevant and material to an assessment of the liability exposure of AHP and its Subsidiaries with respect to litigation matters disclosed in the AHP SEC Reports or included on the AHP Disclosure Schedule as to which Monsanto has requested such information (the "AHP Specified Litigation Matters"). As of the date hereof, there is no information relating to the AHP Specified Litigation Matters in the possession of AHP, its Subsidiaries or their counsel not heretofore provided to Monsanto which would reasonably be expected to have a Material Adverse Effect on AHP.

                  3.2 Representations and Warranties of Monsanto. Except as set forth in the Monsanto Disclosure Schedule delivered by Monsanto to AHP prior to the execution of this Agreement (the "Monsanto Disclosure Schedule") (each section of which qualifies the correspondingly numbered representation and warranty or covenant to the extent specified therein), Monsanto represents and warrants to AHP as follows:

                  (a) Organization, Standing and Power; Subsidiaries.

                          (i) Each of Monsanto and each of its Subsidiaries is a
                  corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power and authority would not reasonably be expected to have a Material Adverse Effect on Monsanto and is duly qualified and in good standing to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary other than in such jurisdictions where the failure so to qualify or to be in good standing would not reasonably be expected to have a Material Adverse Effect on Monsanto. The copies of the certificate of incorporation and by-laws of Monsanto which were previously furnished or made available to AHP are true, complete and correct copies of such documents as in effect on the date of this Agreement.

                          (ii) Exhibit 21 to  Monsanto's  Annual  Report on Form
                  10-K for the year ended December 31, 1997 includes all the Subsidiaries of Monsanto which as of the date of this Agreement are Significant Subsidiaries (as defined in Rule 1-02 of Regulation S-X of the SEC). All the outstanding shares of capital stock of, or other equity interests in, each such Significant Subsidiary have been validly issued and are fully paid and nonassessable and are owned directly or indirectly by Monsanto, free and clear of all Liens and free of any other restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests). Except as set forth in the Monsanto SEC Reports, neither Monsanto nor any of its Subsidiaries directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any corporation, partnership, joint venture or other business association or entity, that is or would reasonably be expected to be material to Monsanto and its Subsidiaries taken as a whole.

                  (b)  Capital Structure.

                          (i) As of May 15, 1998, the authorized capital stock of Monsanto consisted of (A) 1,000,000,000 shares of Monsanto Common Stock, of which 599,938,734 shares were outstanding and 222,032,236 shares were held in the treasury of Monsanto (of which 263,075 shares were held in the treasury pursuant to the Monsanto Employee Stock Purchase Plan) and (B) 10,000,000 shares of Preferred Stock, without par value, none of which were outstanding and 700,000 shares of which have been designated Series A Junior Participating Preferred Stock and reserved for issuance upon exercise of the rights (the "Rights") distributed to the holders of Monsanto Common Stock pursuant to the Rights Agreement dated as of January 26, 1990, between Monsanto and First National Bank of Boston, as Rights Agent, as amended (the "Rights Agreement"). Since May 15, 1998 to the date of this Agreement, there have been no issuances of shares of the capital stock of Monsanto or any other securities of Monsanto other than issuances of shares (and accompanying Rights) pursuant to options or rights outstanding as of May 14, 1998 under the Benefit Plans of Monsanto or up to 50,000 shares of restricted stock granted under the Monsanto Management Incentive Plan of 1996, as amended. All issued and outstanding shares of the capital stock of Monsanto are duly authorized, validly issued, fully paid and nonassessable, and no class of capital stock is entitled to preemptive rights. There were outstanding as of May 26, 1998 no options, warrants or other rights to acquire capital stock from Monsanto other than (x) the Rights and (y) options representing in the aggregate the right to purchase no more than 108,484,911 shares of Monsanto Common Stock (collectively, the "Monsanto Stock Options") under the Monsanto Company Non-Employee Director Equity Incentive
         Compensation Plan, Monsanto Management Incentive Plan of 1984, the Searle Monsanto Stock Option Plan of 1986, the Monsanto Management Incentive Plan of 1988/II, the Monsanto Management Incentive Plan of 1988/I, the NutraSweet/Monsanto Stock Plan of 1991, the Monsanto Management Incentive Plan of 1994, the Searle/Monsanto Stock Plan of 1994, the NutraSweet/Monsanto Stock Plan of 1994, and the Monsanto Management Incentive Plan of 1996, as each such plan has been amended (collectively, the "Monsanto Stock Option Plans"). Section 3.2(b) of the Monsanto Disclosure Schedule sets forth a complete and correct list, as of May 26, 1998, of the number of shares of Monsanto Common Stock subject to Monsanto Stock Options or other rights to purchase or receive Monsanto Common Stock granted under the Monsanto Benefit Plans or otherwise, the dates of grant and the exercise prices thereof. No options or warrants or other rights to acquire capital stock from Monsanto have been issued or granted since May 26, 1998 to the date of this Agreement.

                          (ii) No bonds, debentures, notes or other indebtedness of Monsanto having the right to vote on any matters on which
         stockholders   may  vote   ("Monsanto   Voting  Debt")  are  issued  or
         outstanding.

                          (iii) Except as otherwise set forth in this Section 3.2(b), as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Monsanto or any of its Subsidiaries is a party or by which any of them is bound obligating Monsanto or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other voting securities of Monsanto or any of its Subsidiaries or obligating Monsanto or any of its Subsidiaries to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. As of the date of this Agreement, there are no outstanding obligations of Monsanto, any of its Subsidiaries or to the knowledge of Monsanto, any of its Majority Owned Affiliates to repurchase, redeem or otherwise acquire any shares of capital stock of Monsanto, any of its
         Subsidiaries or, to the knowledge of Monsanto, any of its Majority Owned Affiliates.

                  (c) Authority; No Conflicts.

                          (i) Monsanto has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Monsanto Vote (as defined in Section 3.2(g)). The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Monsanto, subject in the case of the consummation of the Merger to the adoption of this Agreement by the Required Monsanto Vote. This Agreement has been duly executed and delivered by Monsanto and constitutes a valid and binding agreement of Monsanto, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

                          (ii) The execution and delivery of this Agreement by Monsanto does not or will not, as the case may be, and the consummation by Monsanto of the Merger and the other transactions contemplated hereby will not, conflict with, or result in a Violation pursuant to:
         (A) any provision of the certificate of incorporation or by-laws of Monsanto, any material Subsidiary of Monsanto or, to the knowledge of Monsanto, any of its Majority Owned Affiliates or (B) except as would not reasonably be expected to have a Material Adverse Effect on Monsanto or, to the knowledge of Monsanto, Newco following the Merger, subject to obtaining or making the consents, approvals, orders, authorizations, registrations, declarations and filings referred to in paragraph (iii) below, any loan or credit agreement, note, mortgage, bond, indenture, lease, benefit plan or other agreement, obligation, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Monsanto, any Subsidiary of Monsanto or, to the knowledge of Monsanto, any of its Majority Owned Affiliates or their respective properties or assets.

                          (iii) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Monsanto or any Subsidiary of Monsanto in connection with the execution and delivery of this Agreement by Monsanto or the consummation of the Merger and the other transactions contemplated hereby, except the Necessary Consents and such consents, approvals, orders, authorizations, registrations, declarations and filings the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect on Monsanto.

                  (d) Reports and Financial Statements.

                          (i) Monsanto has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 1997 (collectively, including all exhibits thereto, the "Monsanto SEC Reports"). No Subsidiary of Monsanto is required to file any form, report, registration statement or prospectus or other document with the SEC. None of the Monsanto SEC Reports, as of their respective dates (and, if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), contained or will contain any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Monsanto SEC Reports together with any public announcements in a Dow Jones News Release made by Monsanto after the date hereof, taken as a whole, as of the Effective Time will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances existing as of the Effective Time, not misleading. Each of the financial statements (including the related notes) included in the Monsanto SEC Reports presents fairly, in all material respects, the consolidated financial position and consolidated results of operations and cash flows of Monsanto and its Subsidiaries as of the respective dates or for the respective periods set forth therein, all in conformity with GAAP consistently applied during the periods involved except as otherwise noted therein, and subject, in the case of the unaudited interim financial statements, to normal and recurring year-end adjustments that have not been and are not expected to be material in amount. All of such Monsanto SEC Reports, as of their respective dates (and as of the date of any amendment to the respective Monsanto SEC Report), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

                          (ii) Except as disclosed in the Monsanto SEC Reports filed prior to the date hereof, since December 31, 1997, Monsanto and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of Monsanto and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business or (B) liabilities that would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Monsanto.

                  (e) Information Supplied.

                          (i) None of the information supplied or to be supplied by Monsanto for inclusion or incorporation by reference in (A) the Form S-4 will, at the time the Form S-4 is filed with the SEC, at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (B) the Joint Proxy Statement/Prospectus will, on the date it is first mailed to Monsanto stockholders or AHP stockholders or at the time of the Monsanto Stockholders Meeting or the AHP Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Form S-4 and the Joint Proxy Statement/Prospectus will comply as to form in all material respects with the requirements of the Exchange Act and the Securities Act and the rules and regulations of the SEC thereunder.

                          (ii)  Notwithstanding the foregoing provisions of this
         Section 3.2(e), no representation or warranty is made by Monsanto with respect to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement/Prospectus based on information supplied by AHP or Merger Sub for inclusion or incorporation by reference therein.

                  (f) Board Approval. The Board of Directors of Monsanto, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way (the "Monsanto Board Approval"), has duly (i) determined that this Agreement and the Merger are fair to and in the best interests of Monsanto and its stockholders,
(ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of Monsanto adopt this Agreement and approve the Merger and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by Monsanto's stockholders at the Monsanto Stockholders Meeting. The Monsanto Board Approval constitutes approval of this Agreement and the Merger for purposes of Section 203 of the DGCL. To the knowledge of Monsanto, except for Section 203 of the DGCL (which has been rendered inapplicable), no state takeover statute is applicable to the Merger or the other transactions contemplated hereby.

                  (g) Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Monsanto Common Stock to approve the Merger (the "Required Monsanto Vote") is the only vote of the holders of any class or series of Monsanto capital stock necessary to adopt this Agreement and approve the Merger and the other transactions contemplated hereby

(assuming that AHP is not an "interested stockholder" of Monsanto under Section 203 of the DGCL immediately before the execution and delivery of this Agreement).

                  (h) Litigation; Compliance with Laws.

                          (i) Except as disclosed in the Monsanto SEC Reports filed prior to the date of this Agreement, there is no suit, action or proceeding pending or, to the knowledge of Monsanto, threatened, against or affecting Monsanto or any Subsidiary of Monsanto having, or which would reasonably be expected to have a Material Adverse Effect on Monsanto, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Monsanto or any Subsidiary of Monsanto having, or which reasonably would be expected to have a Material Adverse Effect on Monsanto.

                          (ii) Except as disclosed in the Monsanto SEC Reports filed prior to the date of the Agreement and except as would not reasonably be expected to have a Material Adverse Effect on Monsanto, Monsanto and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the operation of the businesses of Monsanto and its Subsidiaries, taken as a whole (the "Monsanto Permits"). Monsanto and its Subsidiaries are in compliance with the terms of the Monsanto Permits, except where the failure so to comply would not reasonably be expected to have a Material Adverse Effect on Monsanto. Except as disclosed in the Monsanto SEC Reports filed prior to the date of this Agreement, the businesses of Monsanto and its Subsidiaries are not being conducted in violation of, and Monsanto has not received any notices of violations with respect to, any law, ordinance or regulation of any Governmental Entity, except for possible violations which would not reasonably be expected to have a Material Adverse Effect on Monsanto.

                  (i) Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or the transactions contemplated hereby, except as disclosed in the Monsanto SEC Reports filed prior to the date of this Agreement, and except as permitted by Section 4.2, since December 31, 1997, Monsanto and its Subsidiaries have conducted their business only in the ordinary course and there has not been (i) any change, circumstance or event which has had, or would reasonably be expected to have, a Material Adverse Effect on Monsanto or (ii) any action taken by Monsanto or any of its Subsidiaries during the period from December 31, 1997 through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Section 4.2.

                  (j) Environmental Matters. Except as would not reasonably be expected to have a Material Adverse Effect on Monsanto and except as disclosed in the Monsanto SEC Reports filed prior to the date of this Agreement, (i) the operations of Monsanto and its Subsidiaries have been and are in compliance with all Environmental Laws and with all licenses required by Environmental Laws (ii) there are no pending or, to the knowledge of Monsanto, threatened, Actions under or pursuant to Environmental Laws against Monsanto or its

Subsidiaries or involving any real property currently or, to the knowledge of Monsanto, formerly owned, operated or leased by Monsanto or its Subsidiaries,
(iii) Monsanto and its Subsidiaries are not subject to any Environmental Liabilities and, to the knowledge of Monsanto, no facts, circumstances or conditions relating to, arising from, associated with or attributable to any real property currently or, to the knowledge of Monsanto, formerly owned, operated or leased by Monsanto or its Subsidiaries or operations thereon would reasonably be expected to result in Environmental Liabilities, (iv) all real property owned and to the knowledge of Monsanto all real property operated or leased by Monsanto or its Subsidiaries is free of contamination from Hazardous Material that would have an adverse effect on human health or the environment and (v) there is not now, nor, to the knowledge of Monsanto, has there been in the past, on, in or under any real property owned, leased or operated by Monsanto or any of its predecessors (a) any underground storage tanks, regulated pursuant to 40 C.F.R. Part 280 or delegated state programs, dikes or impoundments containing more than a reportable quantity of Hazardous Materials,
(b) any friable asbestos-containing materials or (c) any polychlorinated biphenyls.

                  (k) Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect on Monsanto and except as disclosed in the Monsanto SEC Reports filed prior to the date of this Agreement, (a) Monsanto and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any liens), all Intellectual Property used in or necessary for the conduct of its business as currently conducted; (b) the use of any Intellectual Property by Monsanto and its Subsidiaries does not infringe on or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Monsanto or any Subsidiary acquired the right to use any Intellectual Property; (c) to the knowledge of Monsanto, no Person is challenging, infringing on or otherwise violating any right of Monsanto or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to Monsanto or its Subsidiaries; and (d) neither Monsanto nor any of its Subsidiaries has received any written notice of any pending claim with respect to any Intellectual Property used by Monsanto and its Subsidiaries and to its knowledge no Intellectual Property owned and/or licensed by Monsanto or its Subsidiaries is being used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of such Intellectual Property.

                  (l) Rights Agreement. The Board of Directors of Monsanto has approved an amendment to the Rights Agreement to the effect that none of AHP, Merger Sub or any of their respective affiliates shall become an "Acquiring Person", and that no "Share Acquisition Date" or "Distribution Date" (as such terms are defined in the Rights Agreement) will occur by reason of the approval, execution or delivery of this Agreement or the consummation of the transactions contemplated hereby.

                  (m) Brokers and Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any broker's or finder's fee or any other similar commission or fee in connection with any of the transactions contemplated by this Agreement, based upon arrangements made by or on behalf of Monsanto except Goldman, Sachs & Co. and BancAmerica Robertson Stephens (the "Monsanto Financial Advisors"), whose fees and expenses will be paid by Monsanto in accordance with Monsanto's agreements with such firms, copies of which have been provided to AHP.

                  (n) Opinions of Monsanto Financial Advisors. Monsanto has received the opinion of the Monsanto Financial Advisors, dated the date of this Agreement, to the effect that, as of such date, the Exchange Ratio is fair, from a financial point of view, to the holders of Monsanto Common Stock, copies of which opinions have been made available to AHP.

                  (o) Accounting Matters. To the knowledge of Monsanto, neither Monsanto nor any of its affiliates has taken or agreed to take any action that would prevent AHP from accounting for the Merger as a "pooling of interests". At or prior to the date hereof, Monsanto has received a letter from its independent public accountants addressed to Monsanto, with a copy to AHP and AHP's independent public accountants, stating that they concur with Monsanto's conclusion that, as of the date of their report, no conditions exist that would preclude Monsanto's ability to be a party in a business combination to be accounted for as a pooling of interests.

                  (p) Taxes. Each of Monsanto and its Subsidiaries has filed all Tax Returns required to have been filed (or extensions have been duly obtained) and has paid all Taxes required to have been paid by it, except where failure to file such Tax Returns or pay such Taxes would not, in the aggregate, reasonably be expected to have a Material Adverse Effect on Monsanto. Monsanto has provided AHP with a true and correct copy of the ruling issued by the Internal Revenue Service in connection with the spin-off of Solutia, Inc. and, to Monsanto's knowledge, the representations and warranties of Monsanto contained in such ruling were true and correct in all material respects as of the time made.

                  (q) Certain Contracts. As of the date hereof, except as set forth in the Monsanto SEC Reports filed prior to the date of this Agreement, neither Monsanto nor any of its Subsidiaries is a party to or bound by (i) any "material contract" (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) or (ii) any non-competition agreement or any other agreement or arrangement that limits or otherwise restricts Monsanto or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that would, after the Effective Time, to the Knowledge of Monsanto, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area, which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                  (r) Specified Litigation. As of the date hereof, Monsanto has provided to AHP prior to the execution of this Agreement all information Known to Monsanto which is relevant and material to an assessment of the liability exposure of Monsanto and its Subsidiaries with respect to litigation matters disclosed in the Monsanto SEC Reports or included on the Monsanto Disclosure Schedule as to which AHP has requested such information (the "Monsanto Specified Litigation Matters"). As of the date hereof, there is no information relating to the Monsanto

Specified Litigation Matters in the possession of Monsanto, its Subsidiaries or their counsel not heretofore provided to AHP which would reasonably be expected to have a Material Adverse Effect on Monsanto.

                  3.3 Representations and Warranties of AHP and Merger Sub. AHP and Merger Sub represent and warrant to Monsanto as follows:

                  (a)   Organization.   Merger   Sub  is  a   corporation   duly
incorporated, validly existing and in good standing under the laws of Delaware. Merger Sub is a direct wholly-owned subsidiary of AHP.

                  (b) Corprorate Authorization. Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Merger Sub. This Agreement has been duly executed and delivered by Merger Sub and constitutes a valid and binding agreement of Merger Sub, enforceable against it in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws relating to or affecting creditors generally, by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law) or by an implied covenant of good faith and fair dealing.

                  (c) Non-Contravantion. The execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the transactions contemplated hereby do not and will not contravene or conflict with the certificate of incorporation or by-laws of Merger Sub.

                  (d) No Business Activities. Merger Sub has not conducted any activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby. Merger Sub has no Subsidiaries.


                                   ARTICLE IV

                    COVENANTS RELATING TO CONDUCT OF BUSINESS

                  4.1 Covenants of AHP. During the period from the date of this Agreement and continuing until the Effective Time, AHP agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the AHP Disclosure Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that Monsanto shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):

                  (a) Ordinary Course.

                          (i) AHP and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by AHP or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.1 shall be deemed a breach of this
         Section 4.1(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                          (ii) Other than in connection with acquisitions permitted by Section 4.1(e), AHP shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 1998, are not in excess of the amounts set forth in Section 4.1(a) of the AHP Disclosure Schedule.

                  (b) Dividends; Changes in Share Capital. AHP shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $.215 per share of AHP Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice, (B) the declaration and payment of regular quarterly cash dividends not in excess of $.50 per share on the $2 Convertible Preferred Stock with usual record and payment dates for such dividends in accordance with past dividend practice and (C) for dividends by wholly owned Subsidiaries of AHP, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of AHP which remains a wholly owned Subsidiary after consummation of such transaction or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by AHP of AHP Common Stock in the ordinary course of business consistent with past practice in connection with the AHP Benefit Plans.

                  (c) Issuance of Securities. AHP shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any AHP Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or AHP Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of AHP Common Stock upon the exercise of AHP Stock Options or in connection with other stock-based benefit plans outstanding on the date hereof, in each case in accordance with their present terms, (ii) the granting of AHP Stock Options in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 4.1(c) of the AHP Disclosure Schedule, (iii) issuances by a wholly owned Subsidiary of AHP of capital stock to such Subsidiary's parent or another wholly owned Subsidiary of AHP or (iv) pursuant to acquisitions set forth on the AHP Disclosure Schedule or the financings therefor.

                  (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of the NYSE, AHP and Merger Sub shall not amend or propose to so amend their respective certificates of incorporation, by-laws or other governing documents, except that Merger Sub may amend its certificate of incorporation to increase the number of authorized shares of its common stock.

                  (e) No Acquisitions. Other than (i) acquisitions disclosed on the AHP Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of AHP the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 4.1(e) of the AHP Disclosure Schedule, AHP shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of AHP and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of AHP or (y) the creation of new Subsidiaries of AHP organized to conduct or continue activities otherwise permitted by this Agreement.

                  (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of AHP, (ii) dispositions referred to in AHP SEC Reports filed prior to the date of this Agreement or
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the AHP Disclosure Schedule, AHP shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of AHP but excluding inventory in the ordinary course of business) the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such dispositions in Section 4.1(f) of the AHP Disclosure Schedule.

                  (g) Investments; Indebtedness. AHP shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.1(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by

AHP or a Subsidiary of AHP to or in AHP or any Subsidiary of AHP, (y) pursuant to any contract or other legal obligation of AHP or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in Section 4.1(g) of the AHP Disclosure Schedule or
(ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

                  (h) Pooling; Tax-Free Qualification. AHP shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.1) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under Section 368 of the Code.

                  (i) Compensation. Other than as contemplated by Section 5.6 or by Section 4.1(c) or 4.1(i) of the AHP Disclosure Schedule, AHP shall not increase the amount of compensation of any director or executive officer except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional AHP Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any AHP Benefit Plan.

                  (j) Accounting Methods; Income Tax Elections. Except as disclosed in AHP SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, AHP shall not change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP as concurred in by AHP's independent public accountants. AHP shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

                  (k) Certain Agreements. AHP shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts AHP or any of its Subsidiaries or any of their respective affiliates or any successor thereto or that could, after the Effective Time, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                  4.2 Covenants of Monsanto. During the period from the date of this Agreement and continuing until the Effective Time, Monsanto agrees as to itself and its Subsidiaries that (except as expressly contemplated or permitted by this Agreement or the Monsanto Disclosure

Schedule or as required by a Governmental Entity of competent jurisdiction or to the extent that AHP shall otherwise consent in writing, which consent shall not be unreasonably withheld or delayed):
                  (a) Ordinary Course.

                          (i) Monsanto and its Subsidiaries shall carry on their respective businesses in the usual, regular and ordinary course in all material respects, in substantially the same manner as heretofore conducted, and shall use all reasonable efforts to preserve intact their present lines of business, maintain their rights and franchises and preserve their relationships with customers, suppliers and others having business dealings with them to the end that their ongoing businesses shall not be impaired in any material respect at the Effective Time; provided, however, that no action by Monsanto or its Subsidiaries with respect to matters specifically addressed by any other provision of this Section 4.2 shall be deemed a breach of this
         Section 4.2(a)(i) unless such action would constitute a breach of one or more of such other provisions.

                          (ii) Other than in connection with acquisitions permitted by Section 4.2(e), Monsanto shall not, and shall not permit any of its Subsidiaries to, (A) enter into any new material line of business or (B) incur or commit to any capital expenditures or any obligations or liabilities in connection therewith other than capital expenditures and obligations or liabilities in connection therewith incurred or committed to in the ordinary course of business consistent with past practice and which, together with all such expenditures incurred or committed since January 1, 1998, are not in excess of the amounts set forth in Section 4.2(a) of the Monsanto Disclosure Schedule.

                  (b) Dividends; Changes in Share Capital. Monsanto shall not, and shall not permit any of its Subsidiaries to, and shall not propose to, (i) declare or pay any dividends on or make other distributions in respect of any of its capital stock, except (A) the declaration and payment of regular quarterly cash dividends not in excess of $.03 per share of Monsanto Common Stock with usual record and payment dates for such dividends in accordance with past dividend practice and (B) for dividends by wholly owned Subsidiaries of Monsanto, (ii) split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its capital stock, except for any such transaction by a wholly owned Subsidiary of Monsanto which remains a wholly owned Subsidiary after consummation of such transaction, or (iii) repurchase, redeem or otherwise acquire any shares of its capital stock or any securities convertible into or exercisable for any shares of its capital stock except for the purchase from time to time by Monsanto of Monsanto Common Stock (and the associated Rights) in the ordinary course of business consistent with past practice in connection with the Monsanto Benefit Plans. Monsanto shall not redeem the Monsanto Rights.

                  (c) Issuance of Securities. Monsanto shall not, and shall not permit any of its Subsidiaries to, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock of any class, any Monsanto Voting Debt or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares or Monsanto Voting Debt, or enter into any agreement with respect to any of the foregoing, other than (i) the issuance of Monsanto Common Stock (and the associated Rights) upon the exercise of Monsanto Stock Options or in connection with other stock-based benefits plans outstanding on the date hereof, in each case in accordance with their present terms, (ii) issuances by a wholly owned Subsidiary of Monsanto of capital stock to such Subsidiary's parent or another wholly owned subsidiary of Monsanto, (iii) the granting of Monsanto Stock Options in the ordinary course of business consistent with past practice not in excess of the amounts set forth in Section 4.2(c) of the Monsanto Disclosure Schedule, (iv) pursuant to acquisitions set forth on the Monsanto Disclosure Schedule or the financings therefor or (v) issuances in accordance with the Rights Agreement.

                  (d) Governing Documents. Except to the extent required to comply with their respective obligations hereunder, required by law or required by the rules and regulations of the NYSE, Monsanto shall not amend or propose to so amend their respective certificates of incorporation, by-laws or other governing documents.

                  (e) No Acquisitions. Other than (i) acquisitions disclosed on the Monsanto Disclosure Schedule and (ii) acquisitions for cash in existing or related lines of business of Monsanto the fair market value of the total consideration (including the value of indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such acquisitions in Section 4.2(e) of the Monsanto Disclosure Schedule, Monsanto shall not, and shall not permit any of its Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire or agree to acquire any assets (other than the acquisition of assets used in the operations of the business of Monsanto and its Subsidiaries in the ordinary course); provided, however, that the foregoing shall not prohibit (x) internal reorganizations or consolidations involving existing Subsidiaries of Monsanto or (y) the creation of new Subsidiaries of Monsanto organized to conduct or continue activities otherwise permitted by this Agreement.

                  (f) No Dispositions. Other than (i) internal reorganizations or consolidations involving existing Subsidiaries of Monsanto, (ii) dispositions referred to in Monsanto SEC Reports filed prior to the date of this Agreement or
(iii) as may be required by or in conformance with law or regulation in order to permit or facilitate the consummation of the transactions contemplated hereby or the transactions disclosed in the Monsanto Disclosure Schedule, Monsanto shall not, and shall not permit any of its Subsidiaries to, sell, lease, encumber or otherwise dispose of, or agree to sell, lease, encumber or otherwise dispose of, any of its assets (including capital stock of Subsidiaries of Monsanto but excluding inventory in the ordinary course of business) the fair market value of the total consideration (including the value of the indebtedness acquired or assumed) for which does not exceed the amount specified in the aggregate for all such dispositions in Section 4.2(f) of the Monsanto Disclosure Schedule.

                  (g) Investments; Indebtedness. Monsanto shall not, and shall not permit any of its Subsidiaries to, other than in connection with actions permitted by Section 4.2(e), (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than (x) by Monsanto or a Subsidiary of Monsanto to or in Monsanto or any Subsidiary of Monsanto, (y) pursuant to any contract or other legal obligation of Monsanto or any of its Subsidiaries existing at the date of this Agreement or (z) in the ordinary course of business consistent with past practice in an aggregate amount not in excess of the aggregate amount specified in Section 4.2(g) of the Monsanto Disclosure Schedule or (ii) create, incur, assume or suffer to exist any indebtedness, issuances of debt securities, guarantees, loans or advances not in existence as of the date of this Agreement and except pursuant to the credit facilities, indentures and other arrangements in existence on the date of this Agreement or in the ordinary course of business consistent with past practice, in each case as such credit facilities, indentures and other arrangements and other existing indebtedness may be amended, extended, modified, refunded, renewed or refinanced after the date of this Agreement.

                  (h) Pooling; Tax-Free Qualification. Monsanto shall use its reasonable best efforts not to, and shall use its reasonable best efforts not to permit any of its Subsidiaries to, take any action (including any action otherwise permitted by this Section 4.2) that would prevent or impede the Merger from qualifying as a "pooling of interests" for accounting purposes or as a "reorganization" under Section 368 of the Code.

                  (i) Compensation. Other than as contemplated by Section 5.6 or by Sections 4.2(c) or 4.2(i) of the Monsanto Disclosure Schedule, Monsanto shall not increase the amount of compensation of any director or executive officer except in the ordinary course of business consistent with past practice or as required by an existing agreement, make any increase in or commitment to increase any employee benefits, issue any additional Monsanto Stock Options, adopt or make any commitment to adopt any additional employee benefit plan or make any contribution, other than regularly scheduled contributions, to any Monsanto Benefit Plan.

                  (j) Accounting Methods; Income Tax Elections. Except as disclosed in Monsanto SEC Reports filed prior to the date of this Agreement, or as required by a Governmental Entity, Monsanto shall not change its methods of accounting in effect at December 31, 1997, except as required by changes in GAAP as concurred in by Monsanto's independent auditors. Monsanto shall not (i) change its fiscal year or (ii) make any material tax election, other than in the ordinary course of business consistent with past practice.

                  (k) Certain Agreements. Monsanto shall not, and shall not permit any of its Subsidiaries to, enter into any agreement or arrangement that limits or otherwise restricts Monsanto or any of its Subsidiaries or any of their respective affiliates or any successor thereto, or that could, after the Effective Time, limit or restrict Newco or any of its affiliates (including the Surviving Corporation) or any successor thereto, from engaging or competing in any line of business or in any geographic area which agreement or arrangement would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                  (l) Rights Agreement. Monsanto shall not amend, modify or waive any provision of the Rights Agreement, and shall not take any action to redeem the Rights or render the Rights inapplicable to any transaction, other than to permit another transaction that the Monsanto Board has determined is a Superior Proposal (as defined in Section 8.11), to be consummated after termination of this Agreement.

                  4.3 Governmental Filings. Each party shall (a) confer on a regular and frequent basis with the other and (b) report (to the extent permitted by law or regulation or any applicable confidentiality agreement) on operational matters. Monsanto and AHP shall file all reports required to be filed by each of them with the SEC (and all other Governmental Entities) between the date of this Agreement and the Effective Time and shall (to the extent permitted by law or regulation or any applicable confidentiality agreement) deliver to the other party copies of all such reports, announcements and publications promptly after the same are filed.

                  4.4 Control of Other Party's Business. Nothing contained in this Agreement shall give Monsanto, directly or indirectly, the right to control or direct AHP's operations prior to the Effective Time. Nothing contained in this Agreement shall give AHP, directly or indirectly, the right to control or direct Monsanto's operations prior to the Effective Time. Prior to the Effective Time, each of Monsanto and AHP shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations.


                                    ARTICLE V

                              ADDITIONAL AGREEMENTS

                  5.1 Preparation of Proxy Statement; Stockholders Meetings.

                  (a) As promptly as reasonably practicable following the date hereof, AHP and Monsanto shall prepare and file with the SEC proxy materials which shall constitute the Joint Proxy Statement/Prospectus (such proxy statement/prospectus, and any amendments or supplements thereto, the "Joint Proxy Statement/Prospectus") and AHP shall prepare and file a registration statement on Form S-4 with respect to the issuance of AHP Common Stock in the Merger (the "Form S-4"). The Joint Proxy Statement/Prospectus will be included in and will constitute a part of the Form S-4 as AHP's prospectus. The Form S-4 and the Joint Proxy Statement/Prospectus shall comply as to form in all material respects with the applicable provisions of the Securities Act and the Exchange Act and the rules and regulations thereunder. Each of AHP and Monsanto shall use reasonable best efforts to have the Form S-4 declared effective by the SEC as promptly as reasonably practicable after filing with the SEC and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. AHP and Monsanto shall, as promptly as practicable after receipt thereof, provide the other party copies of any written comments and advise the other party of any oral comments, with respect to the Joint Proxy Statement/Prospectus received from the SEC. AHP will provide Monsanto with a reasonable opportunity to review and comment on any amendment or supplement to the Form S-4 prior to filing such with the SEC, and will provide Monsanto with a copy of all such filings made with the SEC.
Notwithstanding any other provision herein to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement/Prospectus or the Form S-4 shall be made without the approval of both parties, which approval shall not be unreasonably withheld or delayed; provided, that with respect to documents filed by a party which are incorporated by reference in the Form S-4 or Joint Proxy Statement/Prospectus, this right of approval shall apply only with respect to information relating to the other party or its business, financial condition or results of operations. AHP will use reasonable best efforts to cause the Joint Proxy Statements/Prospectus to be mailed to AHP stockholders, and Monsanto will use reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to Monsanto's stockholders, in each case as promptly as practicable after the Form S-4 is declared effective under the Securities Act. AHP shall also take any action (other than qualifying to do business in any jurisdiction in which it is not now so qualified or to file a general consent to service of process) required to be taken under any applicable state securities laws in connection with the Share Issuance and Monsanto shall furnish all information concerning Monsanto and the holders of Monsanto Common Stock as may be reasonably requested in connection with any such action. Each party will advise the other party, promptly after it receives notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, the suspension of the qualification of the AHP Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Form S-4. If at any time prior to the Effective Time any information relating to AHP or Monsanto, or any of their respective affiliates, officers or directors, should be discovered by AHP or Monsanto which should be set forth in an amendment or supplement to any of the Form S-4 or the Joint Proxy Statement/Prospectus so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other party hereto and, to the extent required by law, rules or regulations, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and disseminated to the stockholders of AHP and Monsanto.

                  (b) Subject to Section 5.5, Monsanto shall, as promptly as reasonably practicable following the execution of this Agreement, duly take (subject to compliance with the provisions of Section 3.1(e) and Section 3.2(e) (provided that Monsanto shall have used reasonable best efforts to ensure that such representation is true and correct)), all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the "Monsanto Stockholders Meeting") (which meeting the parties intend to be held no later than October 1, 1998) for the purpose of obtaining the Required Monsanto Vote with respect to the transactions contemplated by this Agreement, shall take all lawful action to solicit the adoption of this Agreement by the Required Monsanto Vote; and the Board of Directors of Monsanto shall recommend adoption of this Agreement by the stockholders of Monsanto to the effect as set forth in Section 3.2(f), and shall not withdraw, modify or materially qualify in any manner adverse to AHP such recommendation or take any action or make any statement in connection with the Monsanto Stockholders Meeting materially inconsistent with
such   recommendation   (collectively,
an "Adverse Change in the Monsanto Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be an Adverse Change in the Monsanto Recommendation) of factual information regarding the business, financial condition or results of operations of AHP or Monsanto or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of Monsanto does not withdraw, modify or materially qualify in any manner adverse to AHP its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law; provided further that the Board of Directors of Monsanto may make an Adverse Change in the Monsanto Recommendation prior to the Monsanto Stockholders Meeting if (i) after the date of this Agreement, Monsanto acquires Knowledge of facts or circumstances that the Board of Directors of Monsanto determines in good faith constitute a material adverse development with respect to AHP and (ii) the Board of Directors of Monsanto determines in good faith that because of such material adverse development, based upon the advice of outside legal counsel to Monsanto, the failure to effect such Adverse Change in the Monsanto Recommendation would violate the fiduciary duties of the Monsanto Board of Directors under applicable law.

                  (c) Subject to Section 5.5, AHP shall, as promptly as reasonably practicable following the execution of this Agreement, duly take (subject to compliance with the provisions of Section 3.2(e) and Section 3.1(e) (provided that AHP shall have used reasonable best efforts to ensure that such representation is true and correct) all lawful action to call, give notice of, convene and hold a meeting of its stockholders (the "AHP Stockholders Meeting") (which meeting the parties intend to be held no later than October 1, 1998) for the purpose of obtaining the Required AHP Vote with respect to the Share
Issuance, shall take all lawful action to solicit the approval of the Share Issuance by the Required AHP Vote; and the Board of Directors of AHP shall recommend approval of the Share Issuance by the stockholders of AHP to the effect as set forth in Section 3.1(f), and shall not withdraw, modify or materially qualify in any manner adverse to Monsanto such recommendation or take any action or make any statement in connection with the AHP Stockholders Meeting materially inconsistent with such recommendation (collectively, an "Adverse Change in the AHP Recommendation"); provided the foregoing shall not prohibit accurate disclosure (and such disclosure shall not be deemed to be an Adverse Change in the AHP Recommendation) of factual information regarding the business, financial condition or operations of AHP or Monsanto or the fact that an Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal (provided, that the Board of Directors of AHP does not withdraw, modify or materially qualify in any manner adverse to Monsanto its recommendation) in the Form S-4 or the Joint Proxy Statement/Prospectus, to the extent such information, facts, identity or terms is required to be disclosed therein under applicable law; provided further that the Board of Directors of AHP may make an Adverse Change in the AHP Recommendation prior to the AHP Stockholders Meeting if (i) after the date of this Agreement, AHP acquires Knowledge of facts or circumstances that the Board of Directors of AHP determines in good faith constitute a material adverse development with respect to Monsanto and (ii) the Board of Directors of AHP determines in good faith that because of such material adverse development, based upon the advice of outside legal counsel to AHP, the failure to effect such Adverse Change in the AHP Recommendation would violate the fiduciary duties of the AHP Board of Directors under applicable law.

                  5.2  Newco Board of Directors; Office of the Chairman; Name.

                  (a) At or prior to the Effective Time, AHP will take all action necessary to (i) reconstitute the Board of Directors of Newco as of the Effective Time in accordance with Exhibit 5.2(a) hereto, (ii) cause Mr. John R. Stafford and Mr. Robert B. Shapiro to be appointed Co-Chairmen and Co-Chief Executive Officers of Newco as of the Effective Time and establish an "Office of the Chairmen" as of the Effective Time, each in accordance with Exhibit 5.2(a) hereto.

                  (b) AHP shall change its name as of the Effective Time to a new name to be mutually agreed upon by Monsanto and AHP prior to the Effective Time.

                  5.3 Access to Information. Upon reasonable notice, each party shall (and shall cause its Subsidiaries to) afford to the officers, employees, accountants, counsel, financial advisors and other representatives of the other party reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, contracts, commitments, records, officers and employees and, during such period, such party shall (and shall cause its Subsidiaries to) furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of Federal or state securities laws, as applicable (other than documents which such party is not permitted to disclose under applicable law), and (b) consistent with its legal obligations, all other information concerning it and its business, properties and personnel as such other party may reasonably request (including consultation on a regular basis with respect to the AHP Specified Litigation Matters or the Monsanto Specified Litigation Matters, as the case may be); provided, however, that either party may restrict the foregoing access to the extent that any law, treaty, rule or regulation of any Governmental Entity applicable to such party requires such party or its Subsidiaries to restrict access to any properties or information. The parties will hold any such information which is non-public in confidence to the extent required by, and in accordance with, the provisions of the letters dated March 4, 1998 and May 28, 1998 between Monsanto and AHP (the "Confidentiality Agreements"). Any investigation by AHP or Monsanto shall not affect the representations and warranties of Monsanto or AHP, as the case may be.

                  5.4  Reasonable Best Efforts.

                  (a) Subject to the terms and conditions of this Agreement, each party will use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the Merger and the other transactions contemplated by this Agreement as soon as practicable after the date hereof, including (i) preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings, tax ruling requests and other documents and to obtain as promptly as practicable all consents, waivers, licenses, orders, registrations, approvals, permits, tax rulings and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement and (ii) taking all reasonable steps as may be necessary to obtain all such material consents, waivers, licenses, registrations, permits, authorizations, tax rulings, orders and approvals. In furtherance and not in limitation of the foregoing, each party hereto agrees to make an appropriate filing of a Notification and Report Form pursuant to the HSR Act and any other Regulatory Law (as defined below) with respect to the transactions contemplated hereby as promptly as practicable after the date hereof and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and any other Regulatory Law and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable. Nothing in this Section 5.4(a) shall require any of AHP and its Subsidiaries or Monsanto and its Subsidiaries to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or agree to sell, hold separate or otherwise dispose of or conduct their business in a specified manner, or permit the sale, holding separate or other disposition of, any assets of AHP, Monsanto or their respective Subsidiaries or the conduct of their business in a specified manner, whether as a condition to obtaining any approval from a Governmental Entity or any other Person or for any other reason, if such sale, holding separate or other disposition or the conduct of their business in a specified manner is not conditioned on the Closing or would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together, after giving effect to the Merger.

                  (b) Each of AHP and Monsanto shall, in connection with the efforts referenced in Section 5.4(a) to obtain all requisite material approvals and authorizations for the transactions contemplated by this Agreement under the HSR Act or any other Regulatory Law, use its reasonable best efforts to (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private party, (ii) promptly inform the other party of any communication received by such party from, or given by such party to, the Antitrust Division of the Department of Justice (the "DOJ") or any other Governmental Entity and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, and (iii) permit the other party to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ or any such other Governmental Entity or, in connection with any proceeding by a private party, with any other Person, and to the extent permitted by the DOJ or such other applicable Governmental Entity or other Person, give the other party the opportunity to attend and participate in such meetings and conferences. For purposes of this Agreement, "Regulatory Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other federal, state and foreign, if any, statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

                  (c) Subject to the terms and conditions of this Agreement, in furtherance and not in limitation of the covenants of the parties contained in Sections 5.4(a) and 5.4(b), if any administrative or judicial action or proceeding, including any proceeding by a private party, is instituted (or threatened to be instituted) challenging any transaction contemplated by this Agreement as violative of any Regulatory Law, each of AHP and Monsanto shall cooperate in all respects with each other and use its respective reasonable best efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.4 shall limit a party's right to terminate this Agreement pursuant to Article VII.

                  (d) If any objections are asserted with respect to the transactions contemplated hereby under any Regulatory Law or if any suit is instituted by any Governmental Entity or any private party challenging any of the transactions contemplated hereby as violative of any Regulatory Law, each of AHP and Monsanto shall use its reasonable best efforts to resolve any such objections or challenge as such Governmental Entity or private party may have to such transactions under such Regulatory Law so as to permit consummation of the transactions contemplated by this Agreement.

                  5.5 Acquisition Proposals. Without limitation on any of such party's other obligations under this Agreement (including under Article IV hereof), but except to the extent specifically permitted to such party pursuant to its Disclosure Schedules under subsections (e) and (f) of Sections 4.1 or 4.2, as the case may be, each of AHP and Monsanto agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its
Subsidiaries) not to, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving it, or any purchase or sale of the consolidated assets (including without limitation stock of Subsidiaries and Majority Owned Affiliates) of such party and its Subsidiaries, taken as a whole, having an aggregate value equal to 10% or more of the market capitalization of such party, or any purchase or sale of, or tender or exchange offer for, 10% or more of the equity securities of such party (any such proposal or offer (other than a proposal or offer made by the other party or an affiliate thereof) being hereinafter referred to as an "Acquisition Proposal"). Each of AHP and Monsanto further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall use its reasonable best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal, or engage in any negotiations concerning an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal or accept an Acquisition

Proposal. Notwithstanding anything herein to the contrary, each of AHP and Monsanto or its respective Board of Directors shall be permitted to (A) to the extent applicable, comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (B) in response to an unsolicited bona fide written Acquisition Proposal by any Person, recommend approval of such an unsolicited bona fide written Acquisition Proposal to its stockholders or effect an Adverse Change in the AHP or Monsanto Recommendation, as the case may be, or (C) engage in any discussions or negotiations with, or provide any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person, if and only to the extent that, in any such case as is referred to in clause (B) or (C), (i) its Stockholders Meeting shall not have occurred, (ii) its Board of Directors (x) in the case of clause (B) above, concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal (as defined in Section 8.11) and provides written notice of termination of this Agreement pursuant to Section 7.1(f) or
(y) in the  case  of  clause  (C)  above  concludes  in  good  faith  that  such
Acquisition Proposal could reasonably be expected to result in a Superior Proposal, (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, its Board of
Directors receives from such Person an executed confidentiality agreement containing confidentiality terms at least as stringent as those contained in the March 4, 1998 confidentiality agreement between Monsanto and AHP, and (iv) prior to providing any information or data to any Person or entering into discussions or negotiations with any Person, its Board of Directors notifies the other party promptly of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers. Each of AHP and Monsanto agrees that it will promptly keep the other party informed of the status and terms of any such proposals or offers and the status and terms of any such discussions or negotiations. Each of AHP and Monsanto agrees that it will, and will cause its officers, directors and representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations existing as of the date of this Agreement with any parties conducted heretofore with respect to any Acquisition Proposal. Each of AHP and Monsanto agrees that it will use reasonable best efforts to promptly inform its directors, officers, key employees, agents and representatives of the obligations undertaken in this
Section 5.5. Nothing in this Section 5.5 shall (x) permit AHP or Monsanto to terminate this Agreement (except as specifically provided in Article VII hereof) or (y) affect any other obligation of AHP or Monsanto under this Agreement.

                  5.6 Employee Benefits Matters.

                  (a) Continuation and Comparability of Benefits. From the Effective Time until December 31, 1999, Newco shall provide compensation and employee benefits under Benefit Plans (as defined in Section 8.11) to the employees and former employees of AHP and Monsanto and their respective Subsidiaries (the "Newco Employees") that are in the aggregate no less favorable than those provided to such persons pursuant to the Benefit Plans in effect on the date hereof. Without limiting the generality of the foregoing, Newco shall continue through December 31, 1999 the Monsanto Separation Plan (effective January 1, 1998) in effect for Newco

Employees who are employed by Monsanto or any of its Subsidiaries as of the Effective Time, and, to the extent AHP adopts a severance plan (as provided for in Section 4.1(i) of the AHP Disclosure Schedule), for those Newco Employees who are employed by AHP or any of its Subsidiaries as of the Effective Time, any such AHP severance plan, in each case without any amendment adverse to such Newco Employees, other than as required by law. Nothing herein shall prohibit any changes to the Benefit Plans that may be (i) required by law (including, without limitation, any applicable qualification requirements of Section 401(a) of the Code), (ii) necessary as a technical matter to reflect the transactions contemplated hereby or (iii) required for Newco to provide or permit investment in its securities. Furthermore, nothing herein shall require Newco to continue any particular Benefit Plan or prevent the amendment or termination thereof (subject to the maintenance, in the aggregate, of the benefits as provided in the preceding sentence).

                  (b) Pre-Existing Limitations; Deductibles; Service Credit. With respect to any Benefit Plans in which any Newco Employees first become eligible to participate, on or after the Effective Time, and in which are plans that the Newco Employees did not participate prior to the Effective Time (the "New Newco Plans"), Newco shall: (A) waive all pre-existing conditions exclusions and waiting periods with respect to participation and coverage requirements applicable to the Newco Employees under any New Newco Plans in which such employees may be eligible to participate after the Effective Time;
(B) provide each Newco Employee with credit for any co-payments and deductibles paid prior to the Effective Time (to the same extent such credit was given under the analogous Benefit Plan prior to the Effective Time) in satisfying any applicable deductible or out-of-pocket requirements under any New Newco Plans in which such employees may be eligible to participate after the Effective Time, and (C) recognize all service of the Newco Employees with AHP and Monsanto, respectively, for all purposes (including, without limitation, purposes of eligibility to participate, vesting credit, entitlement to benefits, and benefit accrual) in any New Newco Plan in which such employees may be eligible to participate after the Effective Time, to the extent such service is taken into account under the applicable New Newco Plan; provided, that the foregoing shall not apply to the extent it would result in duplication of benefits, nor shall it apply with respect to benefit accrual under any New Newco Plan that is a cash balance pension plan.

                  (c) Treatment of Equity and Equity - Based Benefit Plans. With respect to any AHP and Monsanto Benefit Plan in which Newco Employees participated immediately prior to the Effective Time that provides incentive compensation or bonuses relating to the equity securities (or any equivalent thereof) of either AHP or Monsanto (the "Equity Benefit Plans"), AHP and Monsanto shall, as soon as reasonably practicable after the date hereof, create a task force comprised of key executive officers and other employees designated by the Compensation Committee or the Board of Directors of each of AHP and Monsanto (half of whom shall be employed by AHP and half of whom shall be employed by Monsanto) (the "Task Force") which shall review all Equity Benefit Plans and recommend appropriate equity incentive plans for Newco. In so doing, the Task Force shall fully and fairly take into account the past practices of both AHP and Monsanto and shall in good faith consider appropriate methods by which Newco

Employees may be fairly compensated through the use of Equity Benefit Plans and the relationship such use bears to cash compensation.

                  5.7 Fees and Expenses. Whether or not the Merger is consummated, all Expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such Expenses, except (a) if the Merger is consummated, the Surviving Corporation shall pay, or cause to be paid, any and all property or transfer taxes imposed on Monsanto or its Subsidiaries and (b) Expenses incurred in connection with the filing, printing and mailing of the Joint Proxy Statement/Prospectus, which shall be shared equally by AHP and Monsanto and (c) if applicable, as provided in Section 7.2. As used in this Agreement, "Expenses" includes all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby, including the preparation, printing, filing and mailing of the Joint Proxy Statement/Prospectus and the solicitation of stockholder approvals and all other matters related to the transactions contemplated hereby.

                  5.8 Directors' and Officers' Indemnification and Insurance. The Surviving Corporation shall, and Newco shall cause the Surviving Corporation to, (i) indemnify and hold harmless, and provide advancement of expenses to, all past and present directors, officers and employees of Monsanto and its Subsidiaries to the same extent such persons are indemnified or have the right to advancement of expenses as of the date of this Agreement by Monsanto pursuant to Monsanto's certificate of incorporation, by-laws and indemnification agreements, if any, in existence on the date hereof with any directors, officers and employees of Monsanto and its Subsidiaries for acts or omissions occurring at or prior to the Effective Time (including for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby), (ii) include and cause to be maintained in effect in the Surviving Corporation's (or any successor's) certificate of incorporation and by-laws for a period of six years after the Effective Time, the current provisions regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses contained in the certificate of incorporation and by-laws of Monsanto and (iii) cause to be maintained for a period of six years after the Effective Time the current policies of directors' and officers' liability insurance and fiduciary liability insurance maintained by Monsanto (provided that the Surviving Corporation (or any successor) may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are, in the aggregate, no less advantageous to the insured) with respect to claims arising from facts or events that occurred on or before the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 200% of the annual premiums currently paid by Monsanto for such insurance; and, provided, further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

                  5.9 Specified Litigation. (a) From the date hereof to the Closing Date, AHP shall promptly advise Monsanto of all developments, and provide Monsanto all additional information not otherwise provided pursuant to
Section 3.1(q), Known to AHP from time to time which is relevant and material to an assessment of the liability exposure of AHP and its Subsidiaries with respect to the AHP Specified Litigation Matters.

                  (b) From the date hereof to the Closing Date, Monsanto shall promptly advise AHP of all developments, and provide AHP all additional information not otherwise provided pursuant to Section 3.2(r), Known to Monsanto from time to time which is relevant and material to an assessment of the liability exposure of Monsanto and its Subsidiaries with respect to the Monsanto Specified Litigation Matters.

                  5.10 Public Announcements. AHP and Monsanto shall use reasonable best efforts to develop a joint communications plan and each party shall use reasonable best efforts (i) to ensure that all press releases and other public statements with respect to the transactions contemplated hereby shall be consistent with such joint communications plan, and (ii) unless otherwise required by applicable law or by obligations pursuant to any listing agreement with or rules of any securities exchange, to consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby. In addition to the foregoing, except to the extent disclosed in or consistent with the Joint Proxy Statement/Prospectus in accordance with the provisions of Section 5.1, neither AHP nor Monsanto shall issue any press release or otherwise make any public statement or disclosure concerning the other party or the other party's business, financial condition or results of operations without the consent of the other party, which consent shall not be unreasonably withheld or delayed.

                  5.11 Accountant's Letters. (a) AHP shall use reasonable best efforts to cause to be delivered to Monsanto two letters from AHP's independent public accountants, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to AHP and Monsanto, in form and substance reasonably satisfactory to Monsanto and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. AHP shall use reasonable best efforts to cause to be delivered to Monsanto a letter from AHP's independent accountants dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement.

                  (b) Monsanto shall use reasonable best efforts to cause to be delivered to AHP two letters from Monsanto's independent public accountants, one dated the date on which the Form S-4 shall become effective and one dated the Closing Date, each addressed to Monsanto and AHP, in form and substance reasonably satisfactory to AHP and customary in scope and substance for comfort letters delivered by independent public accountants in connection with registration statements similar to the Form S-4. Monsanto shall use reasonable best efforts to cause to be delivered to AHP a letter from Monsanto's independent public accountants, addressed to Monsanto and AHP, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that they concur with Monsanto's conclusion that, as of the date of their report, no conditions exist that would preclude Monsanto's ability to be a party in a business combination to be accounted for as a pooling of interests.

                  (c) Each of AHP and Monsanto shall use reasonable best efforts to cause the transactions contemplated by this Agreement, including the Merger, to be accounted for as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such accounting treatment to be accepted by the SEC.

                  5.12 Listing of Shares of AHP Common Stcok. AHP shall use its reasonable best efforts to cause the shares of AHP Common Stock to be issued in the Merger and the shares of AHP Common Stock to be reserved for issuance upon exercise of the Monsanto Stock Options to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

                  5.13 Dividends. After the date of this Agreement, each of AHP and Monsanto shall coordinate with the other the payment of dividends with respect to the AHP Common Stock and Monsanto Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of AHP Common Stock and Monsanto Common Stock shall not receive two dividends, or fail to receive one dividend, for any single calendar quarter with respect to their shares of AHP Common Stock and/or Monsanto Common Stock or any shares of AHP Common Stock that any such holder receives in exchange for such shares of Monsanto Common Stock in the Merger.

                  5.14 Affiliates. (a) Not less than 45 days prior to the Effective Time, Monsanto shall deliver to AHP a letter identifying all persons who, in the opinion of Monsanto, may be deemed at the time this Agreement is submitted for adoption by the stockholders of Monsanto, "affiliates" of Monsanto for purposes of Rule 145 under the Securities Act or for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date thereof. Monsanto shall use reasonable best efforts to cause each person identified on such list to deliver to AHP not less than 30 days prior to the Effective Time, a written agreement substantially in the form attached as Exhibit 5.14 hereto (an "Affiliate Agreement"). Not less than 45 days prior to the Effective Time, AHP shall deliver to Monsanto a letter identifying all persons who, in the opinion of AHP, may be deemed "affiliates" of AHP for purposes of qualifying the Merger for pooling of interests accounting treatment under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations, and such list shall be updated as necessary to reflect changes from the date hereof. AHP shall use reasonable best efforts to cause each person identified on such list to deliver to Monsanto not less than 30 days prior to the Effective Time, a written agreement including the substance of paragraphs (C), (D) and E of Exhibit 5.14 hereto.

                  (b) Newco shall use its reasonable best efforts to publish no later than 90 days after the end of the first month after the Effective Time in which there are at least 30 days of post-Merger combined operations (which month may be the month in which the Effective Time occurs), combined sales and net income figures as contemplated by and in accordance with the terms of SEC Accounting Series Release No. 135.

                  5.15 Employment Agreements. As promptly as practicable after the date of this Agreement, AHP shall offer to enter into an employment agreement with John R. Stafford and an amended and restated employment agreement with Robert B. Shapiro, to become effective as of the Effective Time, which shall be substantially consistent with the terms and principles set forth in
Section 5.15 of each of the AHP Disclosure Schedule and the Monsanto Disclosure Schedule.

                                   ARTICLE VI

                              CONDITIONS PRECEDENT

                  6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of Monsanto, AHP and Merger Sub to effect the Merger are subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

                  (a) Stockholder Approval. (i) Monsanto shall have obtained the Required Monsanto Vote in connection with the adoption of this Agreement by the stockholders of Monsanto and (ii) AHP shall have obtained the Required AHP Vote in connection with the approval of the Share Issuance by the stockholders of AHP.

                  (b) No Injunctions or Restraints, Illegality. No Laws shall have been adopted or promulgated, and no temporary restraining order, preliminary or permanent injunction or other order issued by a court or other Governmental Entity of competent jurisdiction shall be in effect, (i) having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or (ii) which otherwise would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger; provided, however, that the provisions of this Section 6.1(b) shall not be available to any party whose failure to fulfill its obligations pursuant to
Section 5.4 shall have been the cause of, or shall have resulted in, such order or injunction.

                  (c) HSR Act. The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

                  (d) Governmental and Regulatory Approvals. Other than the filing provided for under Section 1.3 and filings pursuant to the HSR Act (which are addressed in Section 6.1(c)), all consents, approvals and actions of, filings with and notices to any Governmental Entity required of AHP, Monsanto or any of their Subsidiaries to consummate the Merger, the Share Issuance and the other transactions contemplated hereby, the failure of which to be obtained or taken would reasonably be expected to have a Material Adverse Effect on Newco and its Subsidiaries (including the Surviving Corporation and its Subsidiaries), taken together after giving effect to the Merger, shall have been obtained; provided however, that the provisions of this Section 6.1(d) shall not be available to any party whose failure to fulfill its obligations pursuant to
Section 5.4 shall have been the cause of, or shall have resulted in, the failure to obtain such consent or approval.

                  (e) NYSE Listing. The shares of AHP Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

                  (f) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

                  (g) Pooling. Monsanto shall have received and delivered to AHP and AHP's independent public accountants, a letter from its independent public accountants, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that Monsanto qualifies as a "combining company" in accordance with the criteria set forth in Opinion 16 of the Accounting
Principles Board and accordingly is a poolable entity. AHP shall received and delivered to Monsanto, a letter from its independent public accountants, dated as of the date the Form S-4 is declared effective and as of the Closing Date, stating that accounting for the Merger as a pooling of interests under Opinion 16 of the Accounting Principles Board and applicable SEC rules and regulations is appropriate if the Merger is closed and consummated as contemplated by this Agreement. Notwithstanding the foregoing, the satisfaction of this Section 6.1(g) shall not be a condition to the obligations of a party to effect the Merger if the failure to satisfy this condition results from any action taken or agreed to be taken by or on behalf of such party.

                  6.2 Additional Conditions to Obligations of AHP and Merger Sub. The obligations of AHP and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by AHP, on or prior to the Closing Date of the following conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of Monsanto set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of Monsanto set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) (provided, that the foregoing condition shall not apply to the representation and warranty set forth in the second sentence of Section 3.2(r) except with respect to any breaches thereof as to which AHP has notified Monsanto prior to the AHP Stockholders

Meeting), and AHP shall have received a certificate of the chief executive officer and the chief financial officer of Monsanto to such effect.

                  (b) Performance of Obligations of Monsanto. Monsanto shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and AHP shall have received a certificate of the chief executive officer and the chief financial officer of Monsanto to such effect.

                  (c) Tax Opinion. AHP shall have received from Simpson Thacher & Bartlett, counsel to AHP, on or before the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.2(c)(1). In rendering such opinion, counsel to AHP shall be entitled to rely upon information, representations and assumptions provided by AHP and Monsanto substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to AHP deems necessary).

                  (d) Rights Agreement. No Share Acquisition Date or Distribution Date shall have occurred pursuant to the Rights Agreement.

                  6.3 Additional Conditions to Obligations of Monsanto. The obligations of Monsanto to effect the Merger are subject to the satisfaction of, or waiver by Monsanto, on or prior to the Closing Date of the following additional conditions:

                  (a) Representations and Warranties. Each of the representations and warranties of AHP set forth in this Agreement that is qualified as to Material Adverse Effect shall be true and correct, and each of the representations and warranties of AHP set forth in this Agreement that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent in either case that such representations and warranties speak as of another date) (provided, that the foregoing condition shall not apply to the representation and warranty set forth in the second sentence of Section 3.1(q) except with respect to any breaches thereof as to which Monsanto has notified AHP prior to the Monsanto Stockholders Meeting), and Monsanto shall have received a certificate of the chief executive officer and the chief financial officer of AHP to such effect.

                  (b) Performance of Obilgations of AHP. AHP shall have performed or complied with all agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are qualified as to Material Adverse Effect and shall have performed or complied in all material respects with all other agreements and covenants required to be performed by it under this Agreement at or prior to the Closing Date that are not so qualified, and Monsanto shall have received a certificate of the chief executive officer and the chief financial officer of AHP to such effect.

                  (c) Tax Opinion. Monsanto shall have received from Arnold & Porter, special tax counsel to Monsanto, on or before the Form S-4 shall become effective and, subsequently, on the Closing Date, a written opinion dated as of such dates substantially in the form of Exhibit 6.3(c)(1). In rendering such opinion, counsel to Monsanto shall be entitled to rely upon information, representations and assumptions provided by AHP and Monsanto substantially in the form of Exhibits 6.2(c)(2) and 6.2(c)(3) (allowing for such amendments to the representations as counsel to Monsanto deems necessary).


                                   ARTICLE VII

                            TERMINATION AND AMENDMENT

                  7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below, whether before or after approval of the matters presented in connection with the Merger by the stockholders of Monsanto or AHP:

                  (a) By mutual written consent of AHP and Monsanto (which consent shall not be unreasonably withheld (i) in the case of AHP, if the conditions set forth in Sections 6.3(a) or 6.3(b) would not reasonably be expected to be satisfied prior to the Termination Date (as defined in Section 7.1(b)) through the exercise of AHP's reasonable best efforts or (ii) in the case of Monsanto, if the conditions set forth in Section 6.2(a) or 6.2(b) would not reasonably be expected to be satisfied prior to the Termination Date through the exercise of Monsanto's reasonable best efforts);

                  (b) By either Monsanto or AHP if the Effective Time shall not have occurred on or before May 31, 1999 (the "Termination Date"); provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including without limitation such party's obligations set forth in Section 5.4) has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Termination Date;

                  (c) By either Monsanto or AHP if any Governmental Entity (i) shall have issued an order, decree or ruling or taken any other action (which the parties shall have used their reasonable best efforts to resist, resolve or lift, as applicable, in accordance with Section 5.4) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, and such order, decree, ruling or other action shall have become final and nonappealable or (ii) shall have failed to issue an order, decree or ruling or to take any other action (which order, decree, ruling or other action the parties shall have used their reasonable best efforts to obtain, in accordance with Section 5.4), in the case of each of (i) and (ii) which is necessary to fulfill the conditions set forth in subsections 6.1(c) and (d), as applicable, and such denial of a request to issue such order, decree, ruling or take such other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to any party whose failure to comply with Section 5.4 has been the cause of such action or inaction;

                  (d) By either Monsanto or AHP if (i) the approval by the stockholders of Monsanto required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the Required Monsanto Vote or (ii) the approval by the stockholders of AHP required for the Share Issuance shall not have been obtained by reason of the failure to obtain the Required AHP Vote, in each case upon the taking of such vote at a duly held meeting of stockholders of Monsanto or AHP, as the case may be, or at any adjournment thereof;

                  (e) By AHP or Monsanto, as the case may be, if the Board of Directors of the other party, prior to the other party's required stockholders approval, shall approve or recommend a Superior Proposal pursuant to Section 5.5 or shall resolve to take any of such actions;

                  (f) By AHP or Monsanto, as the case may be, at any time prior to its required stockholders approval, upon three Business Days' prior notice to the other party, if its Board of Directors shall have determined as of the date of such notice that an Acquisition Proposal is a Superior Proposal; provided, however, that (i) the terminating party shall have complied with Section 5.5,
(ii) prior to any such termination, the terminating party shall, if requested by the other party in connection with a revised proposal by it, negotiate in good faith for such three Business Day period with the other party and (iii) the Board of Directors of the terminating party shall have concluded in good faith, as of the effective date of such termination, after taking into account any revised proposal by the other party during such three Business Day period, that an Acquisition Proposal is a Superior Proposal and ; provided, further, that it shall be a condition to termination by the terminating party pursuant to this
Section 7.l(f) that the terminating party shall have made the payment of the fee to the other party required by Section 7.2(b)(i)(A) or Section 7.2(c)(i)(A), as the case may be;

                  (g) By either party, if (A) the Board of Directors of AHP shall have effected an Adverse Change in the AHP Recommendation (or resolved to take such action) or (B) the Board of Directors of Monsanto shall have effected an Adverse Change in the Monsanto Recommendation (or resolved to take such action);

                  (h) By  Monsanto,  if  the  Monsanto  Board  of  Directors  so
determines  at  any  time  during  the  five-day  period   commencing  with  the
Determination Date, if both of the following conditions are satisfied:

                  (1) The Average AHP Closing Price on the Determination Date of shares of AHP Common Stock shall be less than the product of $48 5/16 (the "AHP Starting Price") and 0.825; and

                  (2) (A) The number obtained by dividing the Average AHP Closing Price on the Determination Date by the AHP Starting Price shall be less than (B) the number obtained by dividing the Average Index Price on the Determination Date by the Average Index Price on May 29, 1998 and subtracting 0.175 (the satisfaction of such conditions (1) and (2) being hereinafter referred to as the "AHP Stock Decline").

                  For purposes of this Section 7.1(h), the following term shall have the following meanings:

                  "Average AHP Closing Price on the Determination Date" means the average of the daily closing prices of AHP Common Stock as reported on the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the fifteen consecutive NYSE full trading days (in which such shares are traded on the NYSE) ending at the close of trading on the Determination Date (the "AHP Stock Measurement Period").

                  For purposes of Section 7.1(h) and Section 7.1(i), the following terms shall have the following meanings:

                  "Average Index Price" means, as of May 29, 1998 or the Determination Date, the weighted average (weighted in accordance with the market capitalization of such companies on May 29, 1998) of the average of the daily closing prices of the common stocks of the companies composing the Index Group as reported on the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) on May 29, 1998 or for the fifteen consecutive NYSE full trading days (in which such shares are traded on the NYSE) ending at the close of trading on the Determination Date, as the case may be.

                  "Determination Date" means the trading day immediately preceding the date on which all the conditions to Closing (other than conditions that, by their terms, cannot be satisfied until the Closing Date) set forth in
Article VI shall have been satisfied or waived, subject to change as provided in
Section 7.1(h) or 7.1(i).

                  "Index Group" means the group of the eight (8) companies listed in Section 7.1(h) of the AHP Disclosure Schedule. In the event that the common stock of any such company ceases to be publicly traded, such company will be removed from the Index Group, and the weights (which have been determined as set forth in Average Index Price based on market capitalization) redistributed proportionately for purposes of determining the Average Index Price.

                  Notwithstanding the foregoing provisions of this Section 7.1(h), if (i) the AHP Stock Price Decline would not be deemed to have occurred pursuant to Section 7.1(h) if the Determination Date is not changed as described in this paragraph; (ii) at any time after the commencement of the AHP Stock Measurement Period and on or prior to the Closing Date, any change, circumstance or event is publicly disclosed by AHP in a SEC Report or a Dow Jones

New Release which relates to the AHP Specified Litigation Matters and which is, or would reasonably be expected to be, adverse to the business, financial condition or results of operations of AHP or its Subsidiaries (the "AHP Public Disclosure"), and (iii) the material event, change or circumstance constituting the AHP Public Disclosure was (A) Known to AHP prior to the commencement of the AHP Stock Measurement Period or (B) became Known to AHP during the AHP Stock Measurement Period but was not disclosed by AHP within three Business Days of becoming Known to AHP (such third Business Day is hereinafter referred to as the "Specified AHP Disclosure Date"), the Determination Date shall be deemed not to have occurred (x) in the case of clause (iii)(A) of this sentence, until fifteen Business Days after the AHP Public Disclosure or (y) in the case of clause
(iii)(B) of this sentence, until the number of Business Days following the AHP Public Disclosure is equal to the number of Business Days, if any, in the period between the Specified AHP Disclosure Date and to and including the date of the originally scheduled Determination Date; provided, that the Determination Date shall not be delayed, if at all, in the case of each of clause (x) and (y) beyond the later of the originally scheduled Determination Date or the fifth Business Day following the date of the AHP Public Disclosure (such later date being referred to as the "Interim Date") unless, during the period (the "Interim Measurement Period") commencing with the first Business Day following the date of the AHP Public Disclosure and ending on the Interim Date, an AHP Stock Decline would have occurred pursuant to the provisions of this Section 7.1(h) if the Interim Date and the Interim Measurement Period were used for purposes of such determination. The foregoing provisions of this Section 7.1(h) relating to the potential delay of the Determination Date may be waived by Monsanto.

                  If between the date of this Agreement and the Determination Date, the outstanding shares of AHP Common Stock, Monsanto Common Stock or any security in the Index Group shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities or extraordinary cash dividend shall be declared with a record date within such period, or any similar event shall have occurred, appropriate adjustments shall be made to the Average AHP Closing Price on the Determination Date, the Average Monsanto Closing Price on the Determination Date (as defined in Section 7.1(i)) or the Average Index Price, as the case may be, for purposes of this Agreement.

                  (i) By AHP, if the AHP Board of Directors so determines, at any time during the five-day period commencing with the Determination Date, if both of the following conditions are satisfied:

                  (1) The Average Monsanto Closing Price on the Determination Date of shares of Monsanto Common Stock shall be less than the product of $55 3/8 (the "Monsanto Starting Price") and 0.825; and

                  (2) (A) The number obtained by dividing the Average Monsanto Closing Price on the Determination Date by the Monsanto Starting Price shall be less than (B) the number obtained by dividing the Average Index Price on the Determination Date by the

         Average Index Price on May 29, 1998 and subtracting 0.175 (the satisfaction of such conditions (1) and (2) being hereinafter referred to as the "Monsanto Stock Decline").

                  For purposes of this Section 7.1(i), the following term shall have the following meanings:

                  "Average Monsanto Closing Price on the Determination Date" means the average of the daily closing prices of Monsanto Common Stock as reported on the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source) for the fifteen consecutive NYSE full trading days (in which such shares are traded on the NYSE) ending at the close of trading on the Determination Date (the "Monsanto Stock Measurement period").

                  Notwithstanding the foregoing provisions of this Section 7.1(i), if (i) the Monsanto Stock Price Decline would not be deemed to have occurred pursuant to Section 7.1(i) if the Determination Date is not changed as described in this paragraph; (ii) at any time after the commencement of the Monsanto Stock Measurement Period and on or prior to the Closing Date, any change, circumstance or event is publicly disclosed by Monsanto in a SEC Report or a Dow Jones News Release which relates to the Monsanto Specified Litigation Matters and which is, or would reasonably be expected to be, adverse to the business, financial condition or results of operations of Monsanto or its Subsidiaries (the "Monsanto Public Disclosure") and (iii) the material event, change or circumstance constituting the Monsanto Public Disclosure was (A) Known to Monsanto prior to the commencement of the Monsanto Stock Measurement Period or (B) became Known to Monsanto during the Monsanto Stock Measurement Period but was not disclosed by Monsanto within three Business Days of becoming Known to Monsanto (such third Business Day is hereinafter referred to as the "Specified Monsanto Disclosure Date"), the Determination Date shall be deemed not to have occurred (x) in the case of clause (iii)(A) of this sentence, until fifteen Business Days after the Monsanto Public Disclosure or (y) in the case of clause
(iii)(B) of this sentence, until the number of Business Days following the Monsanto Public Disclosure is equal to the number of Business Days, if any, in the period between the Specified Monsanto Disclosure Date to and including the date of the originally scheduled Determination Date; provided, that the Determination Date shall not be delayed, if at all, in the case of each of clause (x) and (y) beyond the later of the originally scheduled Determination Date or the fifth Business Day following the date of the Monsanto Public Disclosure (such later date being referred to as the "Interim Date") unless, during the period (the "Interim Measurement Period") commencing with the first Business Day following the date of the Monsanto Public Disclosure and ending on the Interim Date, a Monsanto Stock Decline would have occurred pursuant to the provisions of this Section 7.1(i) if the Interim Date and the Interim Measurement Period were used for purposes of such determination. The foregoing provisions of this Section 7.1(i) relating to the potential delay of the Determination Date may be waived by AHP.

                  (j) By Monsanto, if any Person shall have acquired beneficial ownership of 30% or more of the outstanding shares of AHP Common Stock and such Person or its affiliates shall be required under the rules and regulations of the SEC to file a Schedule 13D (or any successor form) with respect to such acquisition or ownership; or

                  (k) By AHP, if a Share Acquisition Date shall have occurred pursuant to the Rights Agreement.

                  7.2   Effect of Termination.

                  (a) In the event of termination of this Agreement by either Monsanto or AHP as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of AHP or Monsanto or their respective officers or directors except with respect to
Section 3.1(l), Section 3.2(m), the second sentence of Section 5.3, Section 5.7, this Section 7.2 and Article VIII, which provisions shall survive such termination, and except that, notwithstanding anything to the contrary contained in this Agreement, neither AHP nor Monsanto shall be relieved or released from any liabilities or damages arising out of its willful material breach of this Agreement.

                  (b) (i) AHP shall pay Monsanto the sum of $700 million (the "AHP Alternative Transaction Fee") if this Agreement is terminated solely as follows: (A) if AHP shall terminate this Agreement pursuant to Section 7.1(f),
(B) if (I) either  party  shall  terminate  this  Agreement  pursuant to Section
7.1(d)(ii) due to the failure of AHP's stockholders to approve the Share Issuance, (II) at any time after the date of this Agreement and at or before the date of the AHP Stockholders Meeting a Business Combination (as defined in
Section 7.2(d)) proposal with respect to AHP shall have been publicly announced or otherwise communicated to the AHP Board of Directors, and (III) within twelve months of the termination of this Agreement, AHP enters into a definitive agreement with any third party with respect to a Business Combination or a Business Combination with respect to AHP is consummated, (C) if Monsanto shall terminate this Agreement pursuant to Section 7.1(e) or 7.1(j), (D) if (I) either party shall terminate this Agreement pursuant to Section 7.1(b), (II) at any time after the date of this Agreement and at or before the Termination Date there shall exist a Business Combination proposal with respect to AHP, (III) following the existence of such Business Combination proposal and prior to any such termination, AHP shall have intentionally breached (and not cured after notice thereof) any of its covenants or agreements set forth in this Agreement in any material respect, which breach shall have materially contributed to the failure of the Effective Time to occur on or before the Termination Date and
(IV) within twelve months of any such termination of this Agreement, AHP shall enter into a definitive agreement with any third party with respect to a Business Combination or a Business Combination with respect to AHP is consummated, or (E)(I) if either party shall terminate this Agreement pursuant to 7.1(g)(A), (II) at any time after the date of this Agreement and at or before the Adverse Change in the AHP Recommendation a Business Combination proposal with respect to AHP shall have been publicly announced or otherwise communicated to the AHP Board of Directors, and (III) within twelve months of any such termination of this Agreement, AHP shall enter into a definitive agreement with any third party with respect to a Business Combination or a Business Combination with respect to AHP is consummated, provided that, in the case of this subclause
(E) of Section  7.2(b)(i),  if the AHP

Termination Fee (as defined in Section 7.2(b)(ii)) has previously been paid in connection with the termination of this Agreement pursuant to Section 7.1(g)(A), then the amount of such fee shall be credited to the AHP Alternative Transaction Fee.

                  (ii) AHP shall pay Monsanto the amount of $250 million (the "AHP Termination Fee") if this Agreement is terminated by either party pursuant to Section 7.1(g)(A) in circumstances in which the AHP Alternative Transaction Fee is not then payable; provided, however, that the AHP Termination Fee shall equal the amount of $75 million in the event that (a) the date on which the Board of Directors of AHP effects an Adverse Change in the AHP Recommendation occurs within five (5) Business Days prior to the scheduled date of the AHP Stockholders Meeting and (b) prior to the Adverse Change in the AHP
Recommendation a Monsanto Stock Decline would be deemed to have occurred pursuant to the provisions of Section 7.1(i) if "Determination Date" for purposes of such calculation was deemed to be the trading day immediately preceding the date on which the AHP Board effected an Adverse Change in the AHP Recommendation (the valuation period ending at the close of trading on such deemed Determination Date is hereinafter referred to as the "Alternative Monsanto Stock Measurement Period"). Notwithstanding the foregoing, if (x) a Monsanto Public Disclosure is made during the Alternative Monsanto Stock Measurement Period and (y) during the remaining portion of the Alternative Monsanto Stock Measurement Period commencing with the first Business Day following the date of the Monsanto Public Disclosure, a Monsanto Stock Decline would be deemed to have occurred pursuant to the provisions of Section 7.1(i) but (z) a Monsanto Stock Decline would not be deemed to have occurred pursuant to the provisions of Section 7.1(i) if the entire Alternative Monsanto Stock Measurement Period were used for purposes of such calculation, then AHP shall be entitled to delay the date of its scheduled AHP Stockholders Meeting to the 20th Business Day after the Monsanto Public Disclosure and the Alternative Monsanto Stock Measurement Period shall commence with the first Business Day following the date of the Monsanto Public Disclosure, for purposes of determining the relevant AHP Termination Fee.

                  (iii) AHP shall pay Monsanto the fixed amount of $75 million as an expense and displacement payment if this Agreement is terminated by AHP pursuant to Section 7.1(i).

                  (c) (i) Monsanto shall pay AHP the sum of $700 million (the "Monsanto Alternative Transaction Fee") if this Agreement is terminated solely as follows: (A) if Monsanto shall terminate this Agreement pursuant to Section 7.1(f), (B) if (I) either party shall terminate this Agreement pursuant to
Section 7.1(d)(i) due to the failure of Monsanto's stockholders to adopt this Agreement and approve the Merger, (II) at any time after the date of this Agreement and at or before the date of the Monsanto Stockholders Meeting a Business Combination proposal with respect to Monsanto shall have been publicly announced or otherwise communicated to the Monsanto Board of Directors and (III) within twelve months of the termination of this Agreement, Monsanto enters into a definitive agreement with any third party with respect to a Business
Combination proposal or a Business Combination with respect to Monsanto is consummated, (C) if AHP shall terminate this Agreement pursuant to Section 7.1(e) or 7.1(k), (D) if (I) either party shall terminate this Agreement pursuant to Section 7.1(b), (II) at any time after the date of this Agreement and at or before the Termination Date there shall exist a Business Combination proposal with respect to Monsanto, (III) following the existence of such a Business Combination proposal and prior to any such termination, Monsanto shall have intentionally breached (and not cured after notice thereof) any of its covenants or agreements set forth in this Agreement in any material respect which breach shall have materially contributed to the failure of the Effective Time to occur on or before the Termination Date and (IV) within twelve months of any such termination of this Agreement, Monsanto shall enter into a definitive agreement with any third party with respect to a Business Combination proposal or a Business Combination with respect to Monsanto is consummated, or (E)(I) if either party shall terminate this Agreement pursuant to 7.1(g)(B), (II) at any time after the date of this Agreement and at or before the termination of this Agreement relating to the Adverse Change in the Monsanto Recommendation a Business Combination proposal with respect to Monsanto, shall have been publicly announced or otherwise communicated to the Monsanto Board of Directors and (III) within twelve months of any such termination of this Agreement, Monsanto shall enter into a definitive agreement with any third party with respect to a Business Combination or a Business Combination with respect to Monsanto is consummated, provided that, in the case of this subclause (E) of Section 7.2(c)(i), if the Monsanto Termination Fee (as defined in section 7.2(c)(ii)) has previously been paid in connection with the termination of this Agreement pursuant to Section 7.1(g)(B), then the amount of such fee shall be credited to the Monsanto Alternative Transaction Fee.

                  (ii) Monsanto shall pay AHP the amount of $250 million (the "Monsanto Termination Fee") if this Agreement is terminated by either party pursuant to Section 7.1(g)(B) in circumstances in which the Monsanto Alternative Transaction Fee is not then payable; provided, however, that the Monsanto Termination Fee shall equal the amount of $75 million in the event that (a) the date on which the Board of Directors of Monsanto effects an Adverse Change in the Monsanto Recommendation occurs within five (5) Business Days prior to the scheduled date of the Monsanto Stockholders Meeting and (b) prior to the Adverse Change in the Monsanto Recommendation an AHP Stock Decline would be deemed to have occurred pursuant to the provisions of Section 7.1(h) if "Determination Date" for purposes of such calculation was deemed to be the trading day immediately preceding the date on which the Monsanto Board effected an Adverse Change in the Monsanto Recommendation (the valuation period ending at the close of trading on such deemed Determination Date is hereinafter referred to as the "Alternative AHP Stock Measurement Period"). Notwithstanding the foregoing, if
(x) an AHP Public Disclosure is made during the Alternative AHP Stock Measurement Period and (y) during the remaining portion of the Alternative AHP Stock Measurement Period commencing with the first Business Day following the date of the AHP Public Disclosure, an AHP Stock Decline would be deemed to have occurred pursuant to the provisions of Section 7.1(h) but (z) an AHP Stock Decline would not be deemed to have occurred pursuant to the provisions of
Section 7.1(h) if the entire Alternative AHP Stock Measurement Period were used for purposes of such calculation, then Monsanto shall be entitled to delay the date of its scheduled Monsanto Stockholders Meeting for such number of Business Days as would permit a fifteen Business Day Alternative AHP Stock Measurement Period commencing with the date of the AHP Public Disclosure, for purposes of determining the applicable Monsanto Termination Fee.

                  (iii) Monsanto shall pay AHP the fixed amount of $75 million as an expense and displacement payment if this Agreement is terminated by Monsanto pursuant to Section 7.1(h).

                  (d) For the purposes of this Section 7.2, "Business Combination" means with respect to AHP or Monsanto, as the case may be, (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) such party's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 60% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or, regardless of the percentage of voting securities held by such stockholders, if any Person shall beneficially own, directly or indirectly, at least 30% of the voting securities of such ultimate parent entity, or (B) the individuals comprising the board of directors of such party prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity, (ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of such party and its Subsidiaries, taken as whole, in a single transaction or a series of related transactions, or
(iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 30% or more of the common stock of such party whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise.

                  (e) The AHP Alternative Transaction Fee and the Monsanto Alternative Transaction Fee required to be paid pursuant to Section 7.2(b)(i) or 7.2(c)(i), as the case may be, shall be paid prior to, and shall be a pre-condition to the effectiveness of, termination of this Agreement pursuant to
Section 7.1(f). Any other payment required to be made pursuant to Section 7.2(b) or 7.2(c) shall be made not later than two Business Days after the entering into of a definitive agreement with respect to, or the consummation of, a Business Combination, as applicable, or a termination pursuant to Section 7.1(e), Section 7.1(g), Section 7.1(h), Section 7.1(i) Section 7.1(j) or Section 7.1(k). In no event shall more than one AHP Alternative Transaction Fee or Monsanto
Alternative Transaction Fee be made. No AHP Termination Fee or Monsanto Termination Fee will be payable to Monsanto or AHP, as the case may be, if (A) the receiving party was at the time of the termination giving rise to such fee in breach of its covenants, agreements or representations to the extent that would reasonably be expected to have a Material Adverse Effect on the receiving party, or on the benefits reasonably expected to be received by the paying party's stockholders from the Merger; (B) the paying party has on or prior to the action giving rise to such termination in good faith asserted such breach with reasonable specificity to the receiving party and, unless such breach is incurable, has given the receiving party a reasonable opportunity to cure such breach; and (C) the existence of such breach was either (i) the sole basis for the Adverse Change in the AHP Recommendation or the Adverse Change in the Monsanto Recommendation, as the case may be, or (ii) the primary basis for such change, but only (in the case of (ii)) if the existence of such breach or breaches on their own constituted a sufficient basis for the Board of Directors' good faith determination pursuant to the second proviso of Section 5.1(b) or
Section 5.1(c), as the case may be. All payments under this Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.

                  7.3 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of Monsanto and AHP, but, after any such approval, no amendment shall be made which by law or in accordance with the rules of any relevant stock exchange requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

                  7.4 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.


                                  ARTICLE VIII

                               GENERAL PROVISIONS

                  8.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Effective Time and this Article VIII.

                  8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or by telecopy or telefacsimile, upon confirmation of receipt, (b) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service, or (c) on the tenth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

                          (a)      if to AHP or Merger Sub, to

                                   American Home Products Corporation
                                   Five Giralda Farms
                                   Madison, New Jersey 07940
                                   Fax:  (973) 660-7156
                                   Attention:  Louis L. Hoynes, Esq.

                                   with a copy to

                                   Simpson Thacher & Bartlett
                                   425 Lexington Avenue
                                   New York, New York  10017
                                   Fax: (212) 455-2502
                                   Attention:  Charles I. Cogut, Esq.
                                               Robert E. Spatt, Esq.

                          (b)      if to Monsanto to

                                   Monsanto Company
                                   800 North Lindbergh Boulevard
                                   St. Louis, Missouri  63167
                                   Fax: (314) 694-6399
                                   Attention:  R. William Ide, III, Esq.

                                   with a copy to

                                   Wachtell, Lipton, Rosen & Katz
                                   51 West 52nd Street
                                   New York, New York  10019
                                   Fax: (212) 403-2000
                                   Attention:  Richard D. Katcher, Esq.
                                               Eric S. Robinson, Esq.

                  8.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".

                  8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

                  8.5  Entire Agreement; No Third Party Beneficiaries.

                  (a) This Agreement and the Confidentiality Agreements constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 5.8 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).

                  8.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

                  8.7  Severability.  If any  term or  other  provision  of this
Agreement  is  invalid,  illegal or  incapable  of being  enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

                  8.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly owned Subsidiary of AHP without the consent of Monsanto, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

                  8.9 Submission to Jurisdiction; Waivers. Each of AHP and Monsanto irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by the other party hereto or its successors or assigns may be brought and determined in the Chancery or other Courts of the State of Delaware, and each of AHP and Monsanto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the nonexclusive jurisdiction of the aforesaid courts. Each of AHP and Monsanto hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable law, that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

                  8.10 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to specific performance of the terms hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

                  8.11  Definitions. As used in this Agreement:

                  (a) "beneficial ownership" or "beneficially own" shall have the meaning under Section 13(d) of the Exchange Act and the rules and regulations thereunder.

                  (b) "Benefit Plans" means, with respect to any Person, each employee benefit plan, program, arrangement and contract (including, without limitation, any "employee benefit plan," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, arrangement and contract) in effect on the date of this Agreement or disclosed on the Monsanto Disclosure Schedule or the AHP Disclosure Schedule, as the case may be, to which such Person or its Subsidiary is a party, which is maintained or contributed to by such Person, or with respect to which such Person could incur material liability under Section 4069, 4201 or 4212(c) of ERISA.

                  (c) "Board of Directors" means the Board of Directors of any specified Person and any committees thereof.

                  (d) "Business Day" means any day on which banks are not required or authorized to close in the City of New York.

                  (e) "Known or "Knowledge" means, with respect to any party, the knowledge of such party's executive officers after reasonable inquiry, including reasonable inquiry of such party's counsel.

                  (f) "Majority Owned Affiliate" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization, is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, and with respect to which such party is prevented, by virtue of contractual limitations or limitations imposed in organizational documents, from electing a majority of the Board of Directors or others performing similar functions.

                  (g) "Material Adverse Effect" means, with respect to any entity, any change, circumstance or effect that, individually or in the aggregate with all other changes, circumstances and effects, is or is reasonably likely to be materially adverse to (i) the business, financial condition or results of operations of such entity and its Subsidiaries taken as a whole, other than any change, circumstance or effect relating (x) to the economy or financial markets in general or (y) in general to the industries in which AHP or Monsanto operate and not specifically relating to AHP or Monsanto or (ii) the ability of such party to consummate the transactions contemplated by this Agreement; provided, however, for purposes of satisfying the conditions set forth in Sections 6.2(a) and 6.3(a) with respect to the representations made in Sections 3.1(h) and 3.1(i) and Sections 3.2(h) and 3.2(i) as of the Closing Date, "Material Adverse Effect" shall also exclude any change, circumstance or effect relating to the AHP Specified Litigation Matters and the Monsanto Specified Litigation Matters, as the case may be.

                  (h) "the other party" means, with respect to Monsanto, AHP and means, with respect to AHP, Monsanto.

                  (i)  "Person"  means  an  individual,   corporation,   limited
liability company, partnership, association, trust, unincorporated organization, other entity or group (as defined in the Exchange Act).

                  (j) "Subsidiary" when used with respect to any party means any corporation or other organization, whether incorporated or unincorporated, (i) of which such party or any other Subsidiary of such party is a general partner (excluding partnerships, the general partnership interests of which held by such party or any Subsidiary of such party do not have a majority of the voting interests in such partnership) or (ii) at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the Board of Directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries, except for any Majority Owned Affiliates.

                  (k) "Superior Proposal" means with respect to AHP or Monsanto, as the case may be, a written proposal made by a Person other than either such party which is for (I) (i) a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving such party as a result of which either (A) such party's stockholders prior to such transaction (by virtue of their ownership of such party's shares) in the aggregate cease to own at least 50% of the voting securities of the entity surviving or resulting from such transaction (or the ultimate parent entity thereof) or (B) the individuals comprising the board of directors of such party prior to such transaction do not constitute a majority of the board of directors of such ultimate parent entity,
(ii) a sale, lease, exchange, transfer or other disposition of at least 50% of the assets of such party and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, directly or indirectly, by a Person of beneficial ownership of 50% or more of the common stock of such party whether by merger, consolidation, share exchange, business combination, tender or exchange offer or otherwise, and which is (II) otherwise on terms which the Board of Directors of such party in good faith concludes (after consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (after giving effect, for purposes of clause (iii) of Section 7.1(f), to any revised proposal made by the other party prior to the end of the three business-day period referred to in clause
(ii) of Section 7.1(f)) and (ii) is reasonably capable of being completed.


                         ------------------------------

                           [Intentionally Left Blank]

                  IN WITNESS WHEREOF, AHP, Merger Sub and Monsanto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                 AMERICAN HOME PRODUCTS CORPORATION


                                 By: /s/ John R. Stafford
                                    -----------------------------------------
                                      Name:  John R. Stafford
                                      Title: Chairman, President and Chief
                                             Executive Officer


                                  MA SUB, INC.


                                  By: /s/ John R. Stafford
                                     ----------------------------------------
                                       Name:  John R. Stafford
                                       Title: Chairman, President and Chief
                                              Executive Officer



                                  MONSANTO COMPANY


                                  By: /s/ Robert B. Shapiro
                                     ----------------------------------------
                                       Name:  Robert B. Shapiro
                                       Title: Chairman and Chief Executive
                                              Officer